Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

INDEPENDENCE REALTY TRUST, INC.,

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP,

ADVENTURE MERGER SUB LLC,

IRT LIMITED PARTNER, LLC

TRADE STREET RESIDENTIAL, INC.

and

TRADE STREET OPERATING PARTNERSHIP, LP.

Dated as of May 11, 2015

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 11, 2015, among Independence Realty Trust, Inc., a Maryland corporation (“Parent”), Independence Realty Operating Partnership, LP, a Delaware limited partnership (“Parent OP”), Adventure Merger Sub LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent OP (“OP Merger Sub”), IRT Limited Partner, LLC, a Delaware limited liability company and direct wholly owned Subsidiary of Parent (“IRT LP LLC”), Trade Street Residential, Inc., a Maryland corporation (the “Company”), and Trade Street Operating Partnership, LP, a Delaware limited partnership (the “Company OP”).

WHEREAS, the parties wish to effect a business combination involving (a) first, a merger of OP Merger Sub with and into the Company OP (the “Partnership Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”), and the Delaware Limited Liability Company Act, as amended (“DLLCA”); (b) immediately following the Partnership Merger, a merger of the Company with and into IRT LP LLC (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law, as amended (the “MGCL”) and the DLLCA (the Company Merger and the Partnership Merger collectively shall be referred to herein as the “Merger”);

WHEREAS, for federal income tax purposes, it is intended that the Company Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code;

WHEREAS, for federal income tax purposes, it is intended that the Partnership Merger, regardless of form, shall be treated as an “asset-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i), with Parent OP being a continuation of Company OP;

WHEREAS, the board of directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively with the Merger, the “Transactions”) and determined that the Merger and the other Transactions are advisable and in the best interests of the Company;

WHEREAS, the Company Board has directed that the Company Merger and, to the extent stockholder approval is required, the other Transactions be submitted for consideration at a meeting of the Company’s stockholders and has resolved to recommend that the Company’s stockholders vote to adopt this Agreement and approve the Company Merger and, to the extent stockholder approval is required, the other Transactions;

WHEREAS, Trade Street OP GP, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Company (the “Company OP GP”), as the sole general partner of the Company OP, has approved this Agreement, the Partnership Merger and the other Transactions and declared that this Agreement, the Partnership Merger and the other Transactions are advisable and in the best interest of the Company OP;

WHEREAS, the board of directors of Parent (the “Parent Board”) has approved this Agreement, the Merger and the other Transactions and determined that the Merger and the other Transactions are advisable and in the best interests of the Parent;

WHEREAS, the Parent Board has directed that the issuance of Parent Common Stock in the Company Merger (including Parent Common Stock issuable upon redemption of Parent OP Common Units issued in the Partnership Merger) be submitted for consideration at a meeting of Parent’s stockholders and has resolved to recommend that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Company Merger (including Parent Common Stock issuable upon redemption of Parent OP Common Units issued in the Partnership Merger) as contemplated by this Agreement; and

WHEREAS, Parent OP, as the sole member of the OP Merger Sub, has approved this Agreement and the Partnership Merger.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are each entering into agreements with Parent pursuant to which such stockholders, on the terms and subject to the conditions set forth therein, shall vote the Company Common Stock held by them in favor of the Merger as contemplated by this Agreement (together, the “Company Voting Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent are each entering into agreements with the Company pursuant to which such stockholders, on the terms and subject to the conditions set forth therein, shall vote the Parent Common Stock held by them in favor of the issuance of Parent Common Stock in the Merger as contemplated by this Agreement (together, the “Parent Voting Agreements”);

NOW, THEREFORE, the parties hereto agree as follows (capitalized terms shall have the meanings ascribed to such terms in Section 9.03 hereof or as otherwise ascribed to such terms herein):

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Partnership Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DRULPA and the DLLCA, at the Partnership Merger Effective Time, the OP Merger Sub shall be merged with and into the Company OP, and the separate existence of the OP Merger Sub shall cease. The Company OP will continue as the surviving company in the Partnership Merger (the “Surviving Partnership”) and as a wholly owned Subsidiary of Parent OP, except that the general partnership interest in Company OP shall continue to be held by Company OP GP until such time, after the Merger, as Parent may determine.

(b) Company Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the MGCL, at the Effective Time, the Company shall be merged with and into IRT LP LLC, and the separate existence of the Company shall cease, and IRT LP LLC will continue as the surviving company in the Company Merger (the “Surviving Company”).

1.02 Legal Effects of the Merger.

(a) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as provided herein and in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all property, rights, privileges, powers and franchise of the Company OP shall vest in the Surviving Partnership, and all debts, liabilities and duties of the Company OP shall become debts, liabilities and duties of the Surviving Partnership.

(b) At the Effective Time, the effect of the Company Merger shall be as provided herein and in the applicable provisions of the MGCL and the DLLCA.

(c) Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Company, and all debts, liabilities and duties of the Company shall become debts, liabilities and duties of the Surviving Company.

1.03 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Morrison & Foerster, LLP, 2000 Pennsylvania Avenue N.W., Suite 6000, Washington, D.C. at 9:29 a.m. Eastern time on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date”).

1.04 Effective Time.

(a) On the Closing Date, prior to the Effective Time, in order to effectuate the Partnership Merger, the applicable parties hereto shall duly file a certificate of merger with respect to the Partnership Merger in a form that complies with the DRULPA and DLLCA (the “Partnership Certificate of Merger”) with the Delaware Secretary of State (the “SOS”) in accordance with the relevant provisions of the DRULPA and DLLCA. The parties shall make all other filings or recordings required under the DRULPA and DLLCA. The Partnership Merger shall become effective upon the Partnership Certificate of Merger being duly filed in the office of the Delaware Secretary of State (the “Partnership Merger Effective Time”), it being understood and agreed that the applicable parties shall cause the Partnership Merger Effective Time to occur on the Closing Date prior to the Effective Time.

(b) On the Closing Date as promptly as practicable following the Partnership Merger Effective Time, in order to effectuate the Company Merger, the applicable parties hereto shall duly file (i) articles of merger with respect to the Company Merger in a form that complies with the MGCL (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the relevant provisions of the MGCL and (ii) a certificate of merger with respect to the Company Merger in a form that complies with the DLLCA (the “Company Certificate of Merger”) with the SOS in accordance with the relevant provisions of the DLLCA. The parties shall make all other filings or recordings required under the MGCL and the DLLCA. The Company Merger shall become effective upon the Articles of Merger and the Company Certificate of Merger being duly filed and accepted for record by the SDAT and the SOS, respectively, and the parties will take such actions as are necessary to have such filing effective at 9:29 a.m. Eastern time on the Closing Date (the “Effective Time”).

1.05 Effect of the Merger on the Organizational Documents of the Surviving Partnership and the Surviving Company.

(a) Unless otherwise determined by Parent and the Company prior to the Partnership Merger Effective Time, without any further action on the part of the parties hereof, at the Partnership Merger Effective Time, the limited partnership agreement of the Company OP in effect immediately prior to the Partnership Merger Effective Time shall be the limited partnership agreement of the Surviving Partnership; provided that, immediately following the Partnership Merger, the limited partnership agreement of the Surviving Partnership shall be amended and restated to be in such form as Parent shall direct, until thereafter amended as provided by the DRULPA and such limited partnership agreement of the Surviving Partnership.

(b) Unless otherwise determined by Parent and the Company prior to the Effective Time, without any further action on the part of Parent and the Company or their respective Affiliates, at the Effective Time:

(i) the certificate of formation of IRT LP LLC as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until thereafter amended as provided by the DLLCA or the certificate of formation of the Surviving Company; and

(ii) the operating agreement of IRT LP LLC as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company, until thereafter amended as provided by the DLLCA or the operating agreement of the Surviving Company.

1.06 Effect of the Merger on Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time, the applicable parties hereto shall take all necessary action to:

(a) cause the officers of IRT LP LLC immediately prior to the Effective Time to be, effective as of the Effective Time, appointed as the sole officers of the Surviving Company until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the operating agreement of the Surviving Company;

(b) cause the Parent Board to be increased by two (2) members immediately prior to the Effective Time to be effective as of the Effective Time and to elect Richard Ross and Mack Pridgen as members of the Parent Board who, together with the members of the Parent Board immediately prior to the Effective Time, shall constitute the board of directors of Parent until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of Parent.

ARTICLE II

EFFECTS OF THE MERGER ON SHARES AND INTERESTS

2.01 Effects of the Company Merger on Company Common Stock. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Company Merger and without any action on the part of any party hereto, the holders of Company Common Stock, or any other Person:

(a) Conversion of Company Common Stock.

(i) Each share of common stock of the Company, par value $0.01 per share (the “Company Common Stock” and each share of Company Common Stock, a “Share”), outstanding immediately prior to the Effective Time, other than any Cancelled Shares (as hereinafter defined), shall be automatically converted into the right to receive the following consideration (the “Share Merger Consideration”):

(1) an amount in cash equal to the Per Share Cash Amount as the same may be adjusted in accordance with the applicable terms of Section 9.03 (the “Share Cash Consideration); and

(2) a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Share Stock Consideration”).

(ii) Each Share that has been converted into the right to receive the Share Merger Consideration as provided in this Section 2.01(a) shall cease to exist, and the Persons holding such Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Shares other than the right to receive the Share Merger Consideration, without interest.

(b) Treatment of Company and Parent-Owned Shares. Each Share that is owned by Parent or any wholly-owned Subsidiary of Parent or the Company (in each case, other than Shares held by on behalf of third parties) as of immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in respect of such Cancelled Shares.

(c) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the outstanding Shares occurring after the date of this Agreement and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, including the Share Merger Consideration, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.02 Effects of the Partnership Merger. Upon the terms and subject to the conditions set forth herein, at the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any party hereto, the holders of any Company OP Units or any other Person:

(a) Conversion of Company OP Units; Exchanged OP Units.

(i) Each unit of limited partnership interest of Company OP (each, a “Company OP Unit”) issued and outstanding immediately prior to the Partnership Merger Effective Time, other than the Exchanged OP Units (as hereinafter defined) shall be automatically converted into the right to receive, the following consideration (the “Unit Merger Consideration”):

(1) an amount in cash equal to the Per Share Cash Amount as the same may be adjusted in accordance with the applicable terms of Section 9.03 (the “Unit Cash Consideration”); and

(2) a number of Parent OP Common Units equal to the Exchange Ratio, together with exchange rights associated with such Parent OP Common Units substantially similar to the exchange rights previously granted to other limited partners of Parent OP (the “Unit Ownership Consideration”).

(ii) Each Company OP Unit that has been converted into the right to receive the Unit Merger Consideration as provided in this Section 2.02(a) shall cease to exist, and the Persons holding such Company OP Units immediately prior to the Partnership Merger Effective Time shall cease to have any rights with respect to such Company OP Units other than the right to receive the Unit Merger Consideration, without interest.

(b) Exchanged OP Units. Each Company OP Unit that is owned by the Company or any wholly-owned Subsidiary of the Company as of immediately prior to the Partnership Merger Effective Time (collectively, the “Exchanged OP Units”) shall be exchanged for a number of Parent OP Common Units equal to the Unit Merger Consideration, together with exchange rights associated with such Parent OP Common Units substantially similar to the exchange rights previously granted to other limited partners of Parent OP.

(c) Company OP General Partner Interest. The general partnership interest of Company OP, which is owned entirely by Company OP GP, shall remain issued and outstanding and unchanged by the Partnership Merger.

(d) Conversion of OP Merger Sub Membership Interests. The membership interests of OP Merger Sub issued and outstanding immediately prior to the Partnership Merger Effective Time shall be converted into and become one unit of partnership interest of the Surviving Partnership.

(e) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, Company OP should split, combine or otherwise reclassify the Company OP Units, or make a dividend or other distribution in Company OP Units (including any dividend or other distribution of securities convertible into Company OP Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the consideration, if any, into which the Company OP Units is converted shall be ratably adjusted to reflect fully the effect of any such change.

2.03 Exchange of Shares and Units.

(a) Prior to the Closing Date, Parent shall enter into an agreement (in a form reasonably acceptable to the Company, the “Paying Agent Agreement”) with a United States bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”) for the purpose of exchanging Shares, shares of Company Restricted Stock and Company OP Units represented by Certificates or Book-Entry Shares for Merger Consideration.

(b) Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent in trust for the benefit of the holders of Shares, holders of shares of Company Restricted Stock and holders of Company OP Units, for exchange in accordance with this Article II, (i) evidence of Parent Common Stock in book-entry form issuable pursuant to Section 2.01 equal to the aggregate Share Stock Consideration, (ii) evidence of Parent OP Units issuable pursuant to Section 2.02 equal to the aggregate Unit Ownership Consideration and (iii) immediately available funds equal to the aggregate Share Cash Consideration and Unit Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.08 collectively, the “Exchange Fund”), and Parent shall instruct the Paying Agent to timely pay the Share Cash Consideration and Unit Cash Consideration, and cash in lieu of fractional shares of Parent Common Stock, in accordance with this Agreement.

(c) Payment Procedures.

(i) As soon as reasonably practicable (and in any event within three (3) Business Days) after the Effective Time, to the extent not previously delivered, the Surviving Company or the Surviving Partnership, as applicable, shall cause the Paying Agent to mail to each holder of record of Shares or Company OP Units whose Shares or Company OP Units, as applicable, were converted into the Merger Consideration pursuant to Section 2.01 or Section 2.02, (A) a letter of transmittal (the “Letter of Transmittal”) in customary form as agreed to between the Company and Parent prior to the date of this Agreement, and (B) any agreement or additional documents necessary to admit the holders of Company OP Units as of immediately prior to the Partnership Merger Effective Time as new limited partners of the Surviving Partnership, to afford such holders the same exchange rights afforded to other holders of Parent OP Common Units pursuant to the limited partnership agreement of Parent OP, as amended and restated, and to record such holders as the owners of the aggregate number of Parent OP Common Units as each is entitled to receive in respect of their aggregate Unit Ownership Consideration pursuant to Section 2.02(a)(i)(2). The Letter of Transmittal shall be accompanied by instructions for use in effecting the surrender of certificates that immediately prior to the Effective Time represented Shares or certificates that immediately prior to the Partnership Merger Effective Time represented the Company OP Units (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares or Company OP Units represented by book-entry of the Company or the Company OP, as applicable (“Book-Entry Shares”) pursuant to this Article II, representing the shares of Company Common Stock or Company OP Units to which such Letter of Transmittal relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company or the Company OP, as applicable, or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Letter of Transmittal, from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Paying Agent by the time required in such guarantee of delivery, and, in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Letter of Transmittal. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates (or effective affidavits of loss in lieu thereof as provided in this Section 2.03(c)(i)) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may agree.

(ii) As soon as reasonably practicable after the date of delivery (or, if later, after the Effective Time) to the Paying Agent of a Certificate (or effective affidavit of loss in lieu thereof as provided in Section 2.03(c)(i)) or Book-Entry Shares (or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent, or such other evidence, if any, of transfer as the Paying Agent may reasonably request), together with a properly completed and duly executed Letter of Transmittal and any other documentation required hereby, the holder of record of such Certificate (or effective affidavit of loss in lieu thereof as provided in Section 2.03(c)(i)) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor the applicable Merger Consideration in respect of the shares of Company Common Stock or Company Restricted Stock or Company OP Units formerly represented by such holder’s properly surrendered Certificate (or effective affidavit of loss in lieu thereof as provided in Section 2.03(c)(i)) or Book-Entry Shares. Any Share Cash Consideration or Unit Cash Consideration payments shall be made via check or wire or other electronic transfer of immediately available funds, at each such holder’s election as specified in the Letter of Transmittal. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or Company OP Units that is not registered in the transfer records of the Company OP, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares or Company OP Units, as applicable, is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Merger Consideration, paid in full with respect to any Share or Company OP Unit in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share or Company OP Unit, as applicable.

(d) Subject to the terms of the Paying Agent Agreement, Parent and the Company, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the issuance and delivery of certificates representing the number of shares of Parent Common Stock into which shares of Company Common Stock or Company Restricted Stock are converted into the right to receive Share Stock Consideration in the Merger, (ii) the issuance of any Parent OP Common Units into which any Company OP Units are converted into the right to receive the Unit Ownership Consideration and the procedures for admitting and joining former holders of Company OP Units to the partnership agreement of the Surviving Partnership as limited partners and holders of

Parent OP Common Units, and (iii) the method of payment of cash for shares of Company Common Stock or Company Restricted Stock or Company OP Units converted into the right to receive the Share Cash Consideration or Unit Cash Consideration, as applicable, and cash in lieu of fractional shares of Parent Common Stock.

(e) Closing of Transfer Books.

(i) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share representing ownership of Shares is presented to the Surviving Company, Parent or the Paying Agent for transfer, the holder of such Certificate or Book-Entry Share shall be given a copy of the Letter of Transmittal and instructed to comply with the instructions in the Letter of Transmittal in order to receive the Share Merger Consideration to which such holder is entitled pursuant to this Article II.

(ii) At the Partnership Merger Effective Time, the equity transfer books of the Company OP shall be closed, and there shall be no further registration of transfers on the equity transfer books of the Surviving Partnership of the Company OP Units that were outstanding immediately prior to the Partnership Merger Effective Time. If, after the Partnership Merger Effective Time, any Certificate or Book-Entry Share representing ownership of Company OP Units is presented to the Surviving Partnership, Parent or the Paying Agent for transfer, the holder of such Certificates or Book-Entry Share shall be given a copy of the Letter of Transmittal and instructed to comply with the instructions in the Letter of Transmittal in order to receive the Unit Merger Consideration to which such holder is entitled pursuant to this Article II.

(f) Transfer of Ownership. If any cash amount payable pursuant to this Section 2.03 is to be paid to a Person other than the Person to whom the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that any such Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by Parent any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of such Certificate, or established to the satisfaction of Parent or any agent designated by Parent that such Tax has been paid or is not payable.

(g) Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable with respect to such Certificate or Book-Entry Share in accordance with this Agreement, and all such dividends and other distributions shall be paid by Parent to the Paying Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share there shall be paid to the record holder of the shares of Parent Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(h) Distributions with Respect to Parent OP Common Units. No distributions with respect to Parent OP Common Units with a record date after the Partnership Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent OP Common Units issuable with respect to such Certificate in accordance with this Agreement, and all such distributions shall be paid by Parent to the Paying Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the Parent OP Common Units, if any, issued in exchange therefor, without interest, (i) all distributions payable in respect of any such Parent OP Common Units with a record date after the Partnership Merger Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Partnership Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent OP Common Units.

(i) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares or Company OP Units for one year after the Effective Time shall be delivered to the Surviving Company upon demand, and any former holders of Shares or Company OP Units who have not surrendered their Shares in accordance with this Section 2.03 shall thereafter look only to the Surviving Company for payment of their claim for the Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Stock), without any interest thereon, upon due surrender of their Shares or Company OP Units, as applicable.

(j) No Liability. Notwithstanding anything to the contrary contained in this Section 2.03, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law.

(k) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, to the extent such investments are REIT qualifying assets. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to this Article II shall be paid to the Surviving Company. Notwithstanding anything to the contrary contained herein, no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates or Book-Entry Shares to receive the Merger Consideration as provided herein. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the

Exchange Fund diminishes for any reason below the level required for the Paying Agent promptly to pay the Merger Consideration to all holders of Certificates and Book-Entry Shares entitled thereto, Parent shall, or shall cause the Surviving Company to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments.

(l) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen or destroyed and, if determined by Parent in its sole discretion, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Company with respect to the Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed document the amount equal to the number of Shares or Company OP Units represented by such lost, stolen or destroyed Certificate multiplied by the Share Merger Consideration or Unit Merger Consideration, as applicable, without any interest thereon.

2.04 Withholding Rights. Each of Parent, Parent OP, the Surviving Partnership, the Surviving Company and the Paying Agent shall be entitled to deduct and withhold from any payments pursuant to this Agreement to any holder of any Shares or Company OP Units such amounts as Parent, Parent OP, the Surviving Partnership, the Surviving Company or the Paying Agent is required to deduct and withhold with respect to any such payments under the Code, or any applicable provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity (as hereinafter defined) on a timely basis by Parent, Parent OP, the Surviving Partnership, the Surviving Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Persons.

2.05 Treatment of Company Restricted Stock. At the Effective Time, without any further action by the parties hereto, each share of Company Common Stock outstanding immediately prior to the Effective Time that is subject to vesting or other forfeiture conditions (such shares, the “Company Restricted Stock”) that remain unvested or otherwise subject to forfeiture conditions shall, as of the Effective Time, automatically become fully vested and free of any such forfeiture conditions, and each share of Company Restricted Stock shall be considered an outstanding share of Company Common Stock for all purposes of this Agreement, including the right to receive the Share Merger Consideration. The Company may provide for the net settlement of shares of Company Restricted Stock that vest pursuant to the foregoing provision in order to provide for the payment of withholding taxes on behalf of the holder of such shares of Company Restricted Stock.

2.06 Further Action.

(a) If, at any time after the Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of IRT LP LLC and the Company, the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of IRT LP LLC, in the name of the Company and otherwise) to take and shall take such action.

(b) If, at any time after the Partnership Merger Effective Time, any further action is determined by the Surviving Partnership to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Partnership with full right, title and possession of and to all rights and property of Parent OP and Company OP, the general partner of the Surviving Partnership shall be fully authorized (in the name of Parent OP, in the name of the Company OP and otherwise) to take and shall take such action.

2.07 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Company Merger, the Partnership Merger and the other Transactions.

2.08 Fractional Shares. No certificate representing fractional shares of Parent Common Stock or fractional Parent OP Common Units shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares or otherwise, and such fractional interests shall not entitle the owner thereof to voting rights or to any other rights of a stockholder of Parent or a partner of Parent OP. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Company OP Units converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock or a fraction Parent OP Common Unit shall receive (aggregating for this purpose all the shares of Parent Common Stock or Parent OP Common Units, as applicable, that such holder is entitled to receive hereunder), in lieu thereof, cash, without interest, in an amount equal to the product of (a) such fractional part of a share of Parent Common Stock or a Parent OP Common Unit multiplied by (b) the per share closing price of Parent Common Stock on the NYSE MKT LLC (the “NYSE MKT”) on the last Trading Day prior to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE COMPANY OP

Except as set forth in (i) the Company SEC Documents filed with the U.S. Securities and Exchange Commission (the “SEC”) on or after May 13, 2013 and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”); provided that the applicability of any such document to any representation or warranty is reasonably apparent on its face, or (ii) the letter, dated as of the date of this Agreement, from the Company and the Company OP to Parent and Parent OP (the “Company Disclosure Letter”), the Company and the Company OP, jointly and severally, represent and warrant as of the date hereof (except to the extent that a representation, warranty or the Company Disclosure Letter speaks as of another date, in which case as of such date) to Parent and Parent OP that:

3.01 Organization, Standing and Power.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Maryland and has full corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted. The Company is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. The Company is the sole member of, and owns 100% of the membership interests in, Company OP GP.

(b) The Company OP is duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full limited partnership power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted. The Company OP is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(c) Section 3.01(c) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of the Company Subsidiaries (including Company OP GP), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Each Company Subsidiary (i) is duly organized, validly existing, in good standing (to the extent the concept is recognized by such jurisdiction) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as set forth on Section 3.01(d) of the Company Disclosure Letter, the Company has made available to Parent (i) complete and correct copies of the Company Article and Company Bylaws and (ii) complete and correct copies of the organizational documents or governing documents of each Company Subsidiary.

(e) Neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term securities).

3.02 Capital Structure.

(a) The authorized capital stock of the Company consists of 1,000,000,000 shares of the Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”, and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on May 8, 2015 (the “Measurement Date”), (a) 36,809,108 shares of Company Common Stock (which includes 290,566 shares of Company Restricted Stock) were issued and outstanding and (b) no shares of Company Preferred Stock were issued or outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of the Company is entitled to preemptive rights. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock, the Company OP Units or the general partnership interests in the Company OP may vote (“Voting Company Debt”). Except as set forth above, as of the Measurement Date, there were no options, warrants, rights, convertible or exchangeable securities, commitments, or undertakings of any kind to which the Company or any Company Subsidiary was a party or by which any of them was bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, security, commitment or undertaking. At the close of business on the Measurement Date, (a) Company OP GP, as sole general partner of Company OP, owned the entire general partnership interest in Company OP; (b) 39,152,608 Company OP Units were issued and outstanding (c) no preferred units of the Company OP were issued and outstanding; (d) no Class B Contingent Units (as defined in the Company OP Limited Partnership Agreement) were issued and outstanding; (e) no LTIP Units (as defined in the Company OP Limited Partnership Agreement) were issued and outstanding; and (f) no other partnership interests were issued and outstanding or issuable. There are no partners of the Company OP or holders of Company OP Units other than as set forth on Section 3.02(a) of the Company Disclosure Letter. Section 3.02(a) of the Company Disclosure Letter sets forth the number of partnership units held by each partner in the Company OP. Other than the Company OP Units owned by the limited partners of the Company OP set forth in Section 3.02(a) of the Company Disclosure Letter, the Company directly owns all of the issued and outstanding Company OP Units of the Company OP, free and clear of any Liens, and all Company OP Units have been duly authorized and validly issued and are free of preemptive rights. The Company OP GP is the sole general partner of the Company OP and owns the general partnership interest free and clear of any Liens.

(b) Except as set forth above, as of the close of business on the Measurement Date, there were no (i) restricted shares, restricted share units, stock appreciation rights, performance shares, performance share units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any Company Subsidiary, (ii) voting trusts, proxies or other similar agreements or understandings to which the Company or any Company Subsidiary was a party or by which the Company or any Company Subsidiary was bound with respect to the voting of any shares of capital stock of the Company or any Company Subsidiary, or (iii) contractual obligations or commitments of any character to which the Company or any Company Subsidiary was a party or by which the Company or any Company Subsidiary was bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests.

(c) Except as set forth in Section 3.02(c) of the Company Disclosure Letter, all of the outstanding shares of capital stock or other equity interests of each Company Subsidiary are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests other than transfer and other restrictions under applicable federal and state securities Laws.

(d) All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

3.03 Authority; Execution and Delivery; Enforceability.

(a) The Company and Company OP each has all requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company and the Company OP of this Agreement and the consummation by the Company and the Company OP of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and partnership action on the part of Company OP, respectively, and no other corporate or partnership actions on the part of the Company or the Company OP are necessary to authorize this Agreement, the Merger or the other Transactions, subject to receipt of the Company Stockholder Approval. Each of the Company and the Company OP has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of each of the Company and the Company OP, enforceable against each of the Company and the Company OP in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law) (clauses (i) and (ii), the “Bankruptcy and Equity Exception”).

(b) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are advisable and in the best interests of the Company and (iii) recommending that the Company’s stockholders approve the Company Merger and the other Transactions contemplated by this Agreement.

(c) The Company OP GP, as the sole general partner of the Company OP, has adopted this Agreement and approved the Partnership Merger and the other Transactions (the “Company OP GP Approval”).

3.04 No Conflicts; Consents.

(a) The execution and delivery by the Company and the Company OP of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, assuming receipt of the Company Stockholder Approval, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Articles, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) the Company OP Limited Partnership Agreement, (iii) any written loan or credit agreement, debenture, contract, lease, license, indenture, note, bond, mortgage, agreement, concession, franchise or other obligation, commitment or instrument (a “Contract”), to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, (iv) subject to the filings and other matters referred to in Section 3.04(b), any federal, state, local or foreign judgment, injunction, order, writ, ruling or decree (“Judgment”) or any federal, state, local or foreign statute, law, code, ordinance, rule or regulation (“Law”) applicable to the Company, the Company OP or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (iii) and (iv) above, any such items that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any U.S. federal, state, local or foreign government or any court of competent jurisdiction, administrative, regulatory or other governmental agency, authority or commission, other governmental authority or instrumentality or any non-governmental self-regulatory agency, authority or commission, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Joint Proxy Statement and of the Form S-4 and the declaration of the effectiveness of the Form S-4, and (B) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) such filings as may be required under any state securities Laws, (iii) the filing of the Articles of Merger with the SDAT and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) the filing of the Partnership Certificate of Merger and the Company Certificate of Merger with the SOS and appropriate documents with the relevant authorities of the other jurisdictions in which the Company OP is qualified to do business, (v) such filings as may be required in connection with the Taxes described in Section 6.08, (vi) such filings as may be required under the rules and regulations of the NASDAQ Stock Market and (vii) such other items that would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

3.05 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished, as applicable, all reports, schedules, forms, certifications, statements and other documents on a timely basis with the SEC required to be filed or furnished, as applicable, by the Company since and including May 13, 2013 through the date of this Agreement under the Exchange Act or the Securities Act (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).

(b) As of its respective date, each Company SEC Document complied (or with respect to Company SEC Documents filed after the date hereof, will comply) as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, each as in effect on the date so filed. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), except to the extent revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contained (or with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied as to form at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, was prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) in all material respects (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

(d) None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except liabilities or obligations (i) disclosed and provided for in the most recent financial statements included in the Filed Company SEC Documents or of a nature not required by GAAP to be reflected thereon, (ii) related to the future performance of any Contract, (iii) incurred or arising in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed Company SEC Documents, (iv) incurred under this Agreement or in connection with the Transactions, (v) disclosed in the Company Disclosure Letter, (vi) as would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect or (vii) that will be discharged or paid in full prior to the Closing Date.

(e) Section 3.05(e) of the Company Disclosure Letter sets forth with respect to all Indebtedness of the Company and the Company Subsidiaries for borrowed money outstanding on the date hereof: (i) the amount of such indebtedness, (ii) the lender of such indebtedness, (iii) the interest rate of such indebtedness, (iv) the maturity date of such indebtedness and (v) the collateral securing such indebtedness.

(f) Since May 13, 2013, the Company has established and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal controls provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since May 13, 2013, (x) the Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, (y) to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of the Company to material information required to be included in the Company’s periodic reports required under the Exchange Act, and (z) the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s independent registered public accounting firm and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

3.06 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company and Company OP for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement will, at the date that it is first mailed to the Company’s stockholders or Parent’s stockholders, at the time of the Company Stockholder Meeting and Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, at the date such materials are first mailed to the Company’s stockholders or Parent’s stockholders and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company in this Section 3.06 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Parent OP or any of their respective Representatives for inclusion or incorporation by reference therein

3.07 Absence of Certain Changes or Events. Since January 1, 2015, (i) there has not been any Event that, individually or together with any other Event, has had or would reasonably be likely to have a Company Material Adverse Effect, and (ii) except in connection with this Agreement and the Transactions or as expressly contemplated or permitted by this Agreement, the Company and each Company Subsidiary has conducted its respective business in all material respects only in the ordinary course of business consistent with past practice.

3.08 Taxes.

(a) Each of the Company and the Company Subsidiaries (i) has timely filed (or had filed on their behalf) all U.S. federal income and other material Tax Returns (as defined below) required to be filed by it (after giving effect to any filing extension granted by a Taxing Authority) under applicable Law and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid (or had timely paid on its behalf) all U.S. federal income and other material Taxes shown on such Tax Returns, other than Taxes being contested in good faith and for which adequate reserves have been established in the Company’s most recent financial statements contained in the Filed Company SEC Documents. Neither the Company nor any of the Company Subsidiaries has executed or filed with the Internal Revenue Service (the “IRS”) or any other Taxing Authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation). As used herein, the term “Tax Returns” means all reports, returns, declarations, or other written statements required to be supplied to a Taxing Authority in connection with Taxes.

(b) The Company (i) for each taxable year commencing with its taxable year ended December 31, 2012 through December 31, 2014 has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Code, (ii) has operated since December 31, 2012 to the date hereof in a manner to enable it to qualify for taxation as a REIT and has a proposed method of operation that will enable it to continue to qualify for taxation as a REIT for the taxable year that includes the date hereof, and (iii) shall continue to operate in such a manner as to enable it to continue to qualify for taxation as a REIT for each taxable year through the taxable year that will end with the Merger.

(c) No Company Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that, at all times during which the Company has held, directly or indirectly, its stock, has qualified as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.

(d) Each Company Subsidiary that is a partnership, joint venture, trust or limited liability company has been, since its formation, treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(e) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(f) To the Knowledge of the Company, neither the Company nor any Company Subsidiary (other than a “taxable REIT subsidiary” of the Company) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.

(g) All material deficiencies asserted or assessments made with respect to the Company or any Company Subsidiary as a result of any examinations by the IRS or any other Taxing Authority of the Tax Returns of the Company or any Company Subsidiary have been fully paid and, to the Knowledge of the Company, there are no other audits, examinations or other proceedings relating to any material Taxes of the Company or any Company Subsidiary by any Taxing Authority in progress. Neither the Company nor any Company Subsidiary has received any written notice from any Taxing Authority that it intends to conduct such an audit, examination or other proceeding in respect of Taxes or to make any assessment for material Taxes and, to the Knowledge of the Company, no such audit, examination, or other proceeding is threatened. Neither the Company nor any Company Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property Tax valuations).

(h) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) No claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any such Company Subsidiary is or may be subject to a material amount of Taxes in that jurisdiction and, to the Knowledge of the Company, no such claim is threatened.

(j) Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(k) Neither the Company nor any Company Subsidiary is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement solely between the Company and any Company Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

(l) Neither the Company nor any Company Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other Taxing Authorities relating to Taxes.

(m) There are no Liens for Taxes (other than the Company Permitted Liens) upon any of the assets of the Company or any Company Subsidiary.

(n) Neither the Company nor any Company Subsidiary is subject, directly or indirectly, to any Tax Protection Agreements.

(o) Neither the Company nor any Company Subsidiary is a party to any “reportable transaction” as such term is used in the Treasury regulations under Section 6011 of the Code.

(p) Section 3.08(p) of the Company Disclosure Letter sets forth each Company Subsidiary and whether such Company Subsidiary is, for U.S. federal income Tax purposes, a partnership, disregarded entity, “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code or “taxable REIT subsidiary” under Section 856(l) of the Code.

(q) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(r) Neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(s) Notwithstanding any provision herein to the contrary, the representations in this Section 3.08 are the sole representations of the Company and the Company Subsidiaries regarding their Tax matters.

3.09 Labor Relations.

(a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreements. Since May 13, 2013, none of the Company or any Company Subsidiary has experienced any strikes, work stoppages, slowdowns, lockouts or, to the Knowledge of the Company, union organization attempts, and, to the Knowledge of the Company, there is no such item threatened against the Company or any Company Subsidiary.

(b) Except as set forth in Section 3.09(b) of the Company Disclosure Letter, there are no proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company of any of the Company Subsidiaries, in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Letter lists each (i) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) any bonus, incentive, deferred compensation, stock purchase, stock option, stock or stock-based, severance, retention, employment, change in control or fringe benefit plan, program, policy or agreement that is sponsored, maintained or contributed to by the Company or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary, or under which the Company or any Company ERISA Affiliate has or may have any obligation or liability (collectively, the “Company Benefit Plans”).

(b) The Company has made available to Parent true and complete copies of the following with respect to the Company Benefit Plans, as applicable: (i) the Company Benefit Plan and current amendments thereto, (ii) the most recently filed annual report on Form 5500, (iii) the most recently received IRS determination letter or opinion letter, (iv) the most recent summary plan description and all material modifications thereto, (v) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (vi) the most recent nondiscrimination tests performed under the Code, and (vii) all filings made with any Governmental Entity, including but not limited to any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and no fact or event has occurred since the date of such determination or opinion letter that would reasonably be likely to adversely affect the qualified status of any such Company Benefit Plan.

(d) Each Company Benefit Plan has been operated in all respects in material compliance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and all reports, documents and notices required to be filed with respect to each Company Benefit Plan have been timely filed.

(e) Neither the Company nor any Company ERISA Affiliate sponsors or has sponsored or contributed to, or has contributed to, any Company Benefit Plan that is subject to the provisions of Section 412 of the Code or Title IV or Section 302 of ERISA, is a voluntary employee beneficiary association, or is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any Company Subsidiary has any liability with respect to any Company Benefit Plan that provides for any post-employment or postretirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except (i) as required by Section 4980B of the Code, (ii)

coverage or benefits the entire cost of which is borne by the employee or former employee or (iii) coverage or benefits in the nature of severance not to exceed eighteen (18) months under the employment, severance or change in control plans or agreements listed in Section 3.10(a) of the Company Disclosure Letter, in each case, except for such liability that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(f) No material action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or threatened to involve, any Company Benefit Plan before any court or arbitrator or any Governmental Entity, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(g) Each Company Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, materially complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Company Benefit Plan are subject to tax under Section 409A of the Code. No payment required to be made to any service provider to the Company as a result of the closing of the transaction contemplated by this Agreement will be subject to tax under Section 409A of the Code.

(h) Except as set forth on Section 3.10(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will result in any payment, acceleration, vesting or creation of any rights of any person to benefits under any Company Benefit Plan. Except as set forth on Section 3.10(h) of the Company Disclosure Letter, no amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event), by any employee, officer, director or other service provider of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i) No employee of the Company or any Company Subsidiary has any entitlement to continue to be employed by the Company or any Company Subsidiary from and after the Partnership Merger Effective Time.

(j) The term “Company ERISA Affiliate” means any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code.

3.11 Litigation. From January 1, 2014 through the date of this Agreement, there has been no claim, suit, action, arbitration or proceeding pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any executive officer or director of the Company (in their capacity as such), other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (each a “Company Specified Action”). There is no material Judgment outstanding against the Company or any Company Subsidiary or any of their respective assets. From January 1,

2014 through the date of this Agreement, the Company has not received any written notification of any, and to the Knowledge of the Company there is no, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective assets that could validly give rise to a Company Specified Action.

3.12 Compliance with Applicable Laws. Since January 1, 2014, none of the Company or any Company Subsidiary has been, or is, in violation of, or has been given written notice of or been charged with any violation of, any Law or order of any Governmental Entity applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has all permits, authorizations, approvals, registrations, certificates, orders, waivers, clearances and variances (each, a “Permit”) necessary to conduct its business as presently conducted except those the absence of which would not reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company or any Company Subsidiary has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business.

3.13 Environmental Matters. Section 3.13 of the Company Disclosure Letter sets forth a list of all reports related to the environmental condition of the Company Property that have been provided to Parent prior to the date hereof. Except as set forth in such reports or as would not reasonably be likely to have a Company Material Adverse Effect:

(a) to the Knowledge of the Company, the Company and the Company Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all Permits, identification numbers and licenses required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (iii) are in compliance with their respective Environmental Permits;

(b) none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other Person, has released Hazardous Substances on any real property owned, leased or operated by the Company or the Company Subsidiaries;

(c) none of the Company or any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law;

(d) none of the Company or any Company Subsidiary has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto; and

(e) none of the Company or any Company Subsidiary has assumed, by Contract or, to the Knowledge of the Company, by operation of Law, any liability under any Environmental

Law or relating to any Hazardous Substances or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

3.14 Property.

(a) As of the date hereof, the Company or a Company Subsidiary owns good, valid and marketable fee simple title to each of the real properties identified in Section 3.14(a)(i) of the Company Disclosure Letter (each real property so owned, an “Owned Company Property” and, collectively, the “Owned Company Properties”), and a good and valid leasehold interest in each of the real properties identified in Section 3.14(a)(ii) of the Company Disclosure Letter (each real property so leased, a “Leased Company Property” and, collectively, the “Leased Company Properties” and the Leased Company Properties together with the Owned Company Properties, the “Company Properties”), which comprise all of the real estate properties owned or leased by the Company and the Company Subsidiaries, as of the date hereof, in each case (except as provided below) free and clear of Liens, except for Company Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries has good and sufficient title to all of the personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the Company’s consolidated balance sheet for the year ended December 31, 2014, except as since sold or otherwise disposed of in the ordinary course of business), or used by them in the ordinary course of business, free and clear of all Liens, except for Company Permitted Liens.

(c) Forms of tenant leases for each state in which the Company or a Company Subsidiary operates have been made available to Parent on or prior to the date hereof, and each Company Lease is in substantially the form provided for in the state in which such Owned Company Property is located.

(d) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties, as of April 20, 2015, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent, are true and correct in all respects with respect to Owned Company Properties and (i) correctly reference each lease or sublease that was in effect as of such date, and to which the Company or a Company Subsidiary is a party as lessor or sublessor with respect to each of the Owned Company Properties (each a “Company Lease”) and (ii) identify the rent payable under the Company Lease as of such date with respect to Owned Company Properties. The Company has provided or made available to Parent a list of all security deposit amounts held as of the date hereof under the Company Leases and such security deposits are in the amounts required by the applicable Company Lease as of the date hereof and which security deposits have been held and applied in all material respects in accordance with Law and the applicable Company Leases as of the date hereof.

(e) With respect to Owned Company Properties as of the date hereof, the Owned Company Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title except for Company Permitted Liens. With respect to Leased Company Properties as of the date hereof, to the Knowledge of the Company, the Leased Company Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title except for Company Permitted Liens.

(f) Valid policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s or the applicable Company Subsidiary’s fee simple title to or leasehold interest in each Company Property, subject to the matters disclosed on the Company Title Insurance Policies and Company Permitted Liens. As of the date of this Agreement, to the Knowledge of the Company, each Company Title Insurance Policy is in full force and effect and no claim has been made against any such policy.

(g) To the Knowledge of the Company, as of the date hereof, (i) each material certificate, Permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful egress and ingress to and from any of the Company Properties has been obtained and is in full force and effect, except for any such permits and approvals that (A) are being sought in connection with the development or redevelopment of any Company Properties, or (B) the failure to obtain or be in full force and effect would not reasonably be likely to have a Company Material Adverse Effect, and (ii) neither the Company nor any Company Subsidiary has received written notice of any violation of any Law affecting any of the Company Properties issued by any Governmental Entity which has not been cured, other than violations which (I) are being contested in good faith and with respect to which enforcement has been tolled pending the resolution of such contest, or (II) would not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect. To the Knowledge of the Company, except for Company Permitted Liens, the buildings and improvements on the Company Properties are located within the boundary lines of the Company Property, are not encroached upon, are not in violation of any applicable setback, Law, restriction or similar agreement, and do not encroach on any other property or any easement that may burden the Company Property, in each case in a way that would reasonably be likely to result in a Company Material Adverse Effect.

(h) As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, except for any such rezoning proceedings that have been initiated in connection with the development or redevelopment of any of the Company Properties, or (ii) any Laws including any zoning regulation or ordinance, building, fire, health or similar Law, code, ordinance, order or regulation has been violated for any Company Property which in the case of clauses (i) and (ii) above, would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no material unrestored casualties to any Company Property or any part thereof. The physical condition of the Company Property is sufficient to permit the continued conduct of the business as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course of business consistent with past practice.

(i) Section 3.14(i) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all of the leases, subleases and licenses entitling the Company or any Company Subsidiary to the use or occupancy of each of the Leased Company Properties (the “Company Real Property Leases”). The Company has made available to Parent copies of each Company Real Property Lease and all amendments or other modifications thereto, which copies are correct and complete. To the Knowledge of the Company, as of the date hereof, each Company Real Property Lease is in full force and effect and neither the Company nor any Company Subsidiary has received a written notice that it is in default under any Company Real Property Lease which remains uncured. Neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company Real Property Lease in any material respect. No event has occurred which would result in a material breach or violation of, or a default under, any Company Real Property Lease by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other person thereto (in each case, with or without notice or lapse of time or both). Each Company Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto. Except as set forth on Section 3.14(i) of the Company Disclosure Letter, to the Knowledge of the Company, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties (other than the Company or a Company Subsidiary) the right of use or occupancy of any material portion of any premises subject to a Company Real Property Lease.

(j) Section 3.14(j) of the Company Disclosure Letter lists (i) each Company Property that is under development as of the date hereof (other than normal repair and maintenance), and describes the status of such development as of the date hereof or (ii) each Company Property that is subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, as of the date hereof, in each case other than those pertaining to customary capital repairs, replacements and other similar correction or deferred maintenance items in the ordinary course of business.

(k) As of the date hereof, none of the Company or any Company Subsidiary has entered into or is a party to any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of third parties to purchase or otherwise acquire a Company Property or any portion thereof or entered into any Contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof. Except as set forth on Section 3.14(k) of the Company Disclosure Letter, as of the date hereof, none of the Company or any Company Subsidiary has entered into or is a party to any unexpired purchase agreements, option agreements, rights of first offer, rights of first negotiation or rights or first refusal with respect to the purchase of any real property, or any Contract for sale, ground lease or letter of intent to purchase or ground lease for any real property.

(l) As of the date hereof, none of the Company or any Company Subsidiary is a party to any agreement relating to the management of any of the Company Properties by a party other than the Company or a Company Subsidiary.

(m) The Company or a Company Subsidiary has good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy). None of the Company’s or such Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens.

(n) With respect to the 20-unit building in The Point at Canyon Ridge community that was destroyed by fire on November 22, 2014, (i) as of the date hereof, reconstruction of this building is on schedule for completion prior to the end of calendar year 2015, (ii) as of the date hereof, there are no cost overruns with respect to the reconstruction, and (iii) as of December 31, 2014, the aggregate expenditures budgeted to complete the reconstruction were $865,553 in the aggregate.

(o) As of the date hereof, neither the Company nor any of the Company Subsidiaries is engaged in any development or redevelopment of any communities.

3.15 Intellectual Property. Except as individually or in the aggregate would not reasonably be likely to have a Company Material Adverse Effect, (a) to the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any third party in the United States, (b) with respect to Intellectual Property owned by or licensed to the Company or any Company Subsidiary that is necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (“Company Intellectual Property”), the Company or such Company Subsidiary has the right to use such Company Intellectual Property in the operation of its business as currently conducted, (c) all fees and filings required to maintain any registration of any Intellectual Property used by the Company have been paid or timely filed, are current and are not in default or in arrears, (d) to the Knowledge of the Company, no third party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary, and (e) there are no pending or, to the Knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary.

3.16 Contracts.

(a) Except for (x) this Agreement, (y) Contracts listed on Section 3.16 of the Company Disclosure Letter and (z) Contracts filed as exhibits to the Filed Company SEC Documents, as of the date of this Agreement, none of the Company or the Company Subsidiaries is a party to or bound by any of the following Contracts (each such Contract, a “Company Material Contract”):

(i) any Contract that would be required to be filed by the Company as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”);

(ii) any Contract containing covenants binding upon the Company or the Company Subsidiaries that materially restrict the ability of the Company or any of the Company Subsidiaries (or that, following the consummation of the Merger, would materially restrict the ability of the Surviving Company, the Surviving Partnership or any of their respective Affiliates) to compete in any business or geographic area or with any Person;

(iii) any Contract pursuant to which the Company or any Company Subsidiary is subject to continuing indemnification or “earn-out” obligations (whether related to environmental matters or otherwise), in each case, that would reasonably be likely to result in payments by the Company or any Company Subsidiary in excess of $500,000;

(iv) any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any third party;

(v) any Contract for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property, including any Company Property or any asset that, if purchased by the Company or any Company Subsidiary, would be a Company Property;

(vi) any Contract concerning an interest rate cap, interest rate collar, interest rate swap, or currency hedging transaction to which the Company or any Company Subsidiary is a party;

(vii) any Contract that requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than any real property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(viii) any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than in the Company or any Company Subsidiary) in excess of $2,000,000;

(ix) any Contract that obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary; or

(x) any Contract that prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary.

(b) As of the date hereof, each of the Company Material Contracts is valid, binding and enforceable on the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, in each case subject to the Bankruptcy and Equity Exception, except for such failures to be valid, binding or enforceable or to be in full force and effect as would not be material to the Company and any Company Subsidiary. As of the date hereof, each of the Company and the Company Subsidiaries has complied in all material respects with the terms and conditions of the Company Material Contracts and is not (with or without notice or lapse of time, or both) in breach or default thereunder, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

3.17 Insurance. The Company and the Company Subsidiaries have policies of insurance covering the Company, the Company Subsidiaries and their respective properties and assets, in such amounts and with respect to such risks and losses, which the Company believes are adequate for the operation of its business and the protection of its assets. All such insurance policies of the Company and each Company Subsidiary are in full force and effect, all premiums due and payable through the date hereof under all such policies have been paid, and the Company and each Company Subsidiary are otherwise in compliance in all respects with the terms of such policies, except for such failures to be in full force and effect, to pay any premiums, or to be in compliance that would not reasonably be likely to have a Company Material Adverse Effect. As of the date hereof, no outstanding written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

3.18 Interested Party Transactions. None of the Company or any Company Subsidiary, on the one hand, is a party to any transaction or Contract with any Affiliate, stockholder that beneficially owns 5% or more of the Company Common Stock or the Company OP Units, or director or executive officer of the Company or any Company Subsidiary, on the other hand, and no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.19 Vote Required. Assuming the accuracy of the representation in Section 4.22, the Company Stockholder Approval is the only vote of the holders of any class or series of shares of the Company necessary to approve the Company Merger and the other Transactions. Other than the Company OP GP Approval, no vote of or consent or approval by the holders of any limited partnership units or general partnership units of Company OP is necessary to approve this Agreement, the Partnership Merger and the other Transactions.

3.20 Brokers. Neither the Company, the Company OP nor any of the Company or the Company OP’s officers, directors or employees has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions, finder’s fees or other similar fees in connection with the Transactions, except that the Company has employed JPMorgan Securities, LLC as its financial advisor, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firm.

3.21 Opinion of Financial Advisor. The Company Board has received an oral opinion of JPMorgan Securities, LLC, to be confirmed by a written opinion, dated as of the date of this Agreement, to the effect that, as of such date and based on and subject to the limitations, qualifications and assumptions set forth therein, the Share Merger Consideration proposed to be received in the Company Merger by the holders of the Company Common Stock pursuant to this Agreement, is fair to such holders from a financial point of view.

3.22 Takeover Statutes. Assuming the accuracy of the representation in Section 4.22, the Company Board has taken all action necessary to render inapplicable to the Company Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law is applicable to this Agreement, the Company Merger, the Partnership Merger or the other Transactions. None of the Company, the Company OP or any other Company Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of Parent as defined in Section 3-601 of the MGCL.

3.23 Investment Company Act. Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

3.24 Dissenters’ Rights. No dissenters’, appraisal or similar rights are available under the Company Articles or the limited partnership agreement of the Company OP to the holders of Company Common Stock or Company OP Units with respect to the Company Merger, the Partnership Merger or the other Transactions.

3.25 Hart-Scott-Rodino Antitrust Improvements Act. In reliance upon, and subject to the accuracy of the representations and warranties provided in Section 4.25, the Transactions are exempt from any requirement to make any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereto, 16 C.F.R. parts 801-803, because (a) the Company is a REIT and (b) the Company Board has determined that the aggregate fair market value of the non-exempt assets of Parent and the entities controlled by the Company is less than $76.3 million.

3.26 No Other Representations and Warranties. Each of the Company and the Company OP acknowledges and agrees that, except for the representations and warranties contained in Article IV, (a) none of Parent, Parent OP, OP Merger Sub or IRT LP LLC makes, or has made, and the Company and the Company OP have not relied upon, any representation or warranty, whether express or implied, relating to itself or its business, affairs, assets, liabilities, financial condition, results of operations or otherwise in connection with the Merger, (b) no

Person has been authorized by Parent, Parent OP, OP Merger Sub or IRT LP LLC to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company or the Company OP as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company, the Company OP or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT, PARENT OP, OP MERGER SUB AND IRT LP LLC

Except as set forth in (i) the Parent SEC Documents filed with the SEC on or after January 1, 2013 and publicly available prior to the date of this Agreement (the “Filed Parent SEC Documents”); provided that the applicability of any such document to any representation or warranty is reasonably apparent on its face, or (ii) the letter, dated as of the date of this Agreement, from Parent, Parent OP, OP Merger Sub and IRT LP LLC to the Company and the Company OP (the “Parent Disclosure Letter”), Parent, Parent OP, OP Merger Sub and IRT LP LLC, jointly and severally, represent and warrant as of the date hereof (except to the extent that a representation, warranty or the Parent Disclosure Letter speaks as of another date, in which case as of such date) to the Company and the Company OP that:

4.01 Organization, Standing and Power.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has full corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted.

(b) Parent OP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full organizational power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted.

(c) OP Merger Sub is a limited liability company formed, validly existing and in good standing under the Laws of the State of Delaware and has full organizational power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted. OP Merger Sub is a wholly owned Subsidiary of Parent OP. OP Merger Sub was formed solely for the purpose of engaging in the Transactions and has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Transactions.

(d) IRT LP LLC is a limited liability company formed, validly existing and in good standing under the Laws of the State of Delaware and has full organizational power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted.

(e) Each of Parent, Parent OP, OP Merger Sub and IRT LP LLC is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be likely to have a Parent Material Adverse Effect.

(f) Section 4.01(f) of the Parent Disclosure Letter sets forth as of the date hereof a true and complete list of the Parent Subsidiaries (including Parent OP and OP Merger Sub), together with the jurisdiction of organization or incorporation, as the case may be, of each such Parent Subsidiary. Each such Parent Subsidiary (i) is duly organized, validly existing, in good standing (to the extent the concept is recognized by such jurisdiction) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g) Neither Parent nor any Parent Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Parent Subsidiaries and investments in short-term securities).

(h) Parent has made available to the Company complete and correct copies of the organizational documents or governing documents of Parent, Parent OP and OP Merger Sub and each other Parent Subsidiary.

4.02 Capital Structure.

(a) The authorized capital stock of Parent consists of 300,000,000 shares of the Parent Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”, and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on the Measurement Date, (a) 33,150,734 shares of the Parent Common Stock were issued and outstanding and (b) no shares of Parent Preferred Stock were issued or outstanding. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of Parent is entitled to preemptive rights. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. There are no bonds, debentures, notes or other indebtedness of Parent or any Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Parent Common Stock, the Parent OP Units or the general partnership interests in Parent OP may vote (“Voting Parent Debt”). Except as set forth above, as of the Measurement Date, there were no options, warrants, rights, convertible or exchangeable securities, commitments, or undertakings of any kind to which Parent or any Parent Subsidiary was a party or by which any of them was bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or of any Parent Subsidiary or any Voting Parent Debt or (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, security, commitment or undertaking. At the close of business on the Measurement Date, there are 1,255,983 Parent OP Common Units issued and outstanding and no preferred units of Parent OP issued and outstanding. There are no partners of Parent OP or holders of Parent OP Common Units other than as set forth on Section 4.02(a) of the Parent Disclosure Letter. Section 4.02(a) of the Parent Disclosure Letter sets forth the number of partnership units held by each partner in Parent OP. Parent is the sole general partner of Parent OP and owns the general partnership interest free and clear of any Liens.

(b) Except as set forth above and as set forth on Section 4.02(b) of the Parent Disclosure Letter, as of the close of business on the Measurement Date, there were no (i) restricted shares, restricted share units, stock appreciation rights, performance shares, performance share units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Parent or any Parent Subsidiary, (ii) voting trusts, proxies or other similar agreements or understandings to which Parent or any Parent Subsidiary was a party or by which Parent or any Parent Subsidiary was bound with respect to the voting of any shares of capital stock of Parent or any Parent Subsidiary, or (iii) contractual obligations or commitments of any character to which Parent or any Parent Subsidiary was a party or by which Parent or any Parent Subsidiary was bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests.

(c) Except as set forth on Section 4.02(c) of the Parent Disclosure Letter, all of the outstanding shares of capital stock or other equity interests of each Parent Subsidiary are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests other than transfer and other restrictions under applicable federal and state securities Laws.

(d) All dividends or other distributions on the shares of Parent Common Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

4.03 Authority; Execution and Delivery; Enforceability.

(a) Each of Parent, Parent OP, OP Merger Sub and IRT LP LLC has all requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement and, subject to receipt of the Parent Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by each of Parent, Parent OP, OP Merger Sub and IRT LP LLC of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent, partnership action on the part of Parent OP, and limited liability company action on the part of OP Merger Sub and IRT LP LLC, and no other corporate, limited partnership or limited liability company actions, as applicable, on the part of Parent, Parent OP, OP Merger Sub and IRT LP LLC are necessary to authorize this Agreement, the Merger or the other Transactions, subject to receipt of the Parent Stockholder Approval. Each of Parent, Parent OP, OP Merger Sub and IRT LP LLC has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligations of Parent, Parent OP, OP Merger Sub and IRT LP LLC, respectively, enforceable against each of Parent, Parent OP, OP Merger Sub and IRT LP LLC in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Parent Board, at a meeting duly called and held, duly adopted resolutions approving this Agreement, the Merger and the other Transactions, and (ii) recommending that Parent’s stockholders approve the issuance of Parent Common Stock in the Company Merger as contemplated by this Agreement.

(c) Parent, as the sole general partner of Parent OP, has adopted this Agreement and approved the Merger and the other Transactions (“Parent OP GP Approval”).

(d) Parent OP, as the sole member of the OP Merger Sub, has approved this Agreement, the Partnership Merger and the other Transactions.

(e) Parent, as the sole member of the IRT LP LLC, has approved this Agreement, the Company Merger and the other Transactions.

4.04 No Conflicts; Consents.

(a) Except as set forth on Section 4.04(a) of the Parent Disclosure Letter, the execution and delivery by each of Parent, Parent OP, OP Merger Sub and IRT LP LLC of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, assuming receipt of the Parent Stockholder Approval, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Parent OP or any Parent Subsidiaries under, any provision of (i) the charter, bylaws or other organizational documents of Parent, Parent OP, OP Merger Sub, IRT LP LLC or any Parent Subsidiaries, (ii) any Contract to which Parent, Parent OP, OP Merger Sub, IRT LP LLC or any Parent Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent, Parent OP, OP Merger Sub, IRT LP LLC or any Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be likely to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent, Parent OP or any Parent Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Joint Proxy Statement and of the Form S-4 and the declaration of the effectiveness of the Form S-4, and (B) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) such filings as may be required under any state securities Laws, (iii) the filing of the Articles of Merger with the SDAT, (iv) the filing of the Partnership Certificate of Merger and the Company Certificate of Merger with the SOS, (v) such filings as may be required in connection with the Taxes described in Section 6.08, (vi) such filings as may be required under the rules and regulations of the NYSE MKT and (vii) such other items that would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.05 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Parent has filed or furnished, as applicable, all reports, schedules, forms, certifications, statements and other documents on a timely basis with the SEC required to be filed or furnished, as applicable, by Parent since and including January 1, 2013 through the date of this Agreement under the Exchange Act or Securities Act (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Documents”).

(b) As of its respective date, each Parent SEC Document complied (or with respect to Company SEC Documents filed after the date hereof, will comply) as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, each as in effect on the date so filed. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), except to the extent revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contained (or with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each of the financial statements (including the related notes) of Parent included in the Parent SEC Documents, complied as to form at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, was prepared in accordance with GAAP in all material respects (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

(d) None of Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except liabilities or obligations (i) disclosed and provided for in the most recent financial statements included in the Filed Parent SEC Documents or of a nature not required by GAAP to be reflected thereon, (ii) related to the future performance of any Contract, (iii) incurred or arising in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed Parent SEC Documents, (iv) incurred under this Agreement or in connection with the Transactions, (v) disclosed on Section 4.05(d) of the Parent Disclosure Letter, (vi) as would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect or (vii) that will be discharged or paid in full prior to the Closing Date.

(e) Section 4.05(e) of the Parent Disclosure Letter sets forth with respect to all Indebtedness of Parent and the Parent Subsidiaries for borrowed money outstanding on the date hereof: (i) the amount of such indebtedness, (ii) the lender of such indebtedness, (iii) the interest rate of such indebtedness, (iv) the maturity date of such indebtedness and (v) the collateral securing such indebtedness.

(f) Since January 1, 2013, Parent has established and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal controls provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2013, (x) Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, (y) except as set forth on Section 4.05(f) of the Parent Disclosure Letter, to the Knowledge of Parent, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of Parent to material information required to be included in Parent’s periodic reports required under the Exchange Act, and (z) Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s independent registered public accounting firm and the audit committee of the Parent Board (and made summaries of such disclosures available to the Company) (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act of 2002 and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

4.06 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, Parent OP, OP Merger Sub and IRT LP LLC for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement will, at the date that it is first mailed to the Company’s stockholders or Parent’s stockholders, at the time of the Company Stockholder Meeting or Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, at the date such materials are first mailed to the Company’s stockholders or Parent’s stockholders and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent, Parent OP, OP Merger Sub and IRT LP LLC in this Section 4.06 with respect to statements made or incorporated by reference therein based on information supplied by the Company, the Company OP, or any of their respective Representatives for inclusion or incorporation by reference therein.

4.07 Absence of Certain Changes or Events. Since January 1, 2015, (i) there has not been any Event that, individually or together with any other Event, has had or would reasonably be likely to have a Parent Material Adverse Effect, and (ii) except in connection with this Agreement and the Transactions or as expressly contemplated or permitted by this Agreement, Parent and each Parent Subsidiary has conducted its respective business in all material respects only in the ordinary course of business consistent with past practice.

4.08 Taxes.

(a) Each of Parent and the Parent Subsidiaries (i) has timely filed (or had filed on their behalf) all U.S. federal income and other material Tax Returns (as defined below) required to be filed by it (after giving effect to any filing extension granted by a Taxing Authority) under applicable Law and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid (or had timely paid on its behalf) all U.S. federal income and other material Taxes shown on such Tax Returns, other than Taxes being contested in good faith and for which adequate reserves have been established in Parent’s most recent financial statements contained in the Filed Parent SEC Documents. Neither Parent nor any of the Parent Subsidiaries has executed or filed with the IRS or any other Taxing Authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation).

(b) Parent (i) for each taxable year commencing with its taxable year ended December 31, 2009 through December 31, 2014 has been organized in conformity with the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code, (ii) has operated since March 26, 2009 to the date hereof in a manner to enable it to qualify for taxation as a REIT and has a proposed method of operation that will enable it to continue to qualify for taxation as a REIT for the taxable year that includes the date hereof, and (iii) shall continue to operate in such a manner as to enable it to continue to qualify for taxation as a REIT for each taxable year through the taxable year that will end with the Merger.

(c) No Parent Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that, at all times during which Parent has held, directly or indirectly, its stock, has qualified as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.

(d) Each Parent Subsidiary that is a partnership, joint venture, trust or limited liability company has been, since its formation, treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(e) Neither Parent nor any Parent Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(f) To the Knowledge of Parent, neither Parent nor any Parent Subsidiary (other than a “taxable REIT subsidiary” of the Company) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.

(g) All material deficiencies asserted or assessments made with respect to Parent or any Parent Subsidiary as a result of any examinations by the IRS or any other Taxing Authority of the Tax Returns of Parent or any Parent Subsidiary have been fully paid and, to the Knowledge of Parent, there are no other audits, examinations or other proceedings relating to any material Taxes of Parent or any Parent Subsidiary by any Taxing Authority in progress. Neither Parent nor any Parent Subsidiary has received any written notice from any Taxing Authority that it intends to conduct such an audit, examination or other proceeding in respect of Taxes or to make any assessment for material Taxes and, to the Knowledge of Parent, no such audit, examination, or other proceeding is threatened. Neither Parent nor any Parent Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property Tax valuations).

(h) Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) No claim has been made in writing by a Taxing Authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that Parent or any such Parent Subsidiary is or may be subject to a material amount of Taxes in that jurisdiction and, to the Knowledge of Parent, no such claim is threatened.

(j) Neither Parent nor any Parent Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(k) Neither Parent nor any Parent Subsidiary is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement solely between Parent and any Parent Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

(l) Neither Parent nor any Parent Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other Taxing Authorities relating to Taxes.

(m) There are no Liens for Taxes (other than the Parent Permitted Liens) upon any of the assets of Parent or any Parent Subsidiary.

(n) Except as set forth on Section 4.08(n) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is subject, directly or indirectly, to any Tax Protection Agreements.

(o) Neither Parent nor any Parent Subsidiary is a party to any “reportable transaction” as such term is used in the Treasury regulations under Section 6011 of the Code.

(p) Section 4.08(p) of the Parent Disclosure Letter sets forth each Parent Subsidiary and whether such Parent Subsidiary is, for U.S. federal income Tax purposes, a partnership, disregarded entity, “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code or “taxable REIT subsidiary” under Section 856(l) of the Code.

(q) Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(r) Neither Parent nor any of the Parent Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(s) Notwithstanding any provision herein to the contrary, the representations in this Section 4.08 are the sole representations of Parent and the Parent Subsidiaries regarding their Tax matters.

4.09 Labor Relations.

(a) Section 4.09(a) of the Parent Disclosure Letter contains a list, as of the date hereof, of all collective bargaining agreements to which Parent or any Parent Subsidiary is a party. Since January 1, 2013, none of Parent or any Parent Subsidiary has experienced any material strikes, work stoppages, slowdowns, lockouts or, to the Knowledge of Parent, union organization attempts, and, to the Knowledge of Parent, there is no such item threatened against Parent or any Parent Subsidiary.

(b) Except as set forth on Section 4.09(b) of the Parent Disclosure Letter, there are no proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries in any forum by or on behalf of any present or former employee of Parent or any of Parent Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of Parent of any of the Parent Subsidiaries in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

4.10 Employee Benefits.

(a) Neither Parent nor any Parent Subsidiary employs any individual.

(b) Other than (i) the Long-Term Incentive Plan and forms of Stock Appreciation Rights Award Certificate and Restricted Stock Certification thereunder and (ii) the Independent Directors Compensation Plan (collectively, the “Parent Benefit Plans”), neither Parent nor any Parent Subsidiary sponsors, maintains or contributes to any material “employee benefit plan” as defined in Section 3(3) of ERISA, bonus, incentive, deferred compensation, stock purchase, stock or stock-based, severance, retention, employment, change in control or fringe benefit plan, program, policy or agreement for the benefit of any current or former employee, officer, director or consultant of Parent or any Parent Subsidiary

(c) Parent has made available to the Company true and complete copies of each Parent Benefit Plan and current amendments thereto.

(d) Neither Parent nor any Parent ERISA Affiliate sponsors or has sponsored or contributed to, or has contributed to, any Parent Benefit Plan that is subject to the provisions of Section 412 of the Code or Title IV or Section 302 of ERISA, is a voluntary employee beneficiary association, or is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither Parent nor any Parent Subsidiary has any liability with respect to any Parent Benefit Plan that provides for any post-employment or postretirement health or medical or life insurance benefits for retired, former or current employees of Parent or any Parent Subsidiary, except (i) as required by Section 4980B of the Code, (ii) coverage or benefits the entire cost of which is borne by the employee or former employee or (iii) coverage or benefits in the nature of severance under the employment, severance or change in control plans or agreements listed in Section 4.10(a) of the Parent Disclosure Letter, in each case, except for such liability that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(e) Except as set forth on Section 4.10(e) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event) will result in any payment, acceleration, vesting or creation of any rights of any person to benefits under any Parent Benefit Plan. Except as set forth on Section 4.10(e) of the Parent Disclosure Letter, no amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the Transactions (either alone or in combination with any other event), by any employee, officer, director or other service provider of the Parent or any Parent Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f) The term “Parent ERISA Affiliate” means any entity that, together with Parent, would be treated as a single employer under Section 414 of the Code.

4.11 Litigation. From January 1, 2014 through the date of this Agreement, there has been no claim, suit, action, arbitration or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any executive officer or director of Parent (in their capacity as such), other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (each a “Parent Specified Action”). There is no material Judgment outstanding against Parent or any Parent Subsidiary or any of their respective assets. From January 1, 2014 through the date of this Agreement, Parent has not received any written notification of any, and to the Knowledge of Parent there is no, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective assets that, could validly give rise to a Parent Specified Action.

4.12 Compliance with Applicable Laws. Since January 1, 2014, none of Parent or any Parent Subsidiary has been, or is, in violation of, or has been given written notice of or been charged with any violation of, any Law or order of any Governmental Entity applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each Parent Subsidiary has all Permits necessary to conduct its business as presently conducted except those the absence of which would not reasonably be likely to have a Parent Material Adverse Effect. To the Knowledge of Parent, none of Parent or any Parent Subsidiary has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business.

4.13 Environmental Matters. Section 4.13 of the Parent Disclosure Letter sets forth a list of all reports related to the environmental condition of the Parent Property that have been provided to the Company prior to the date hereof. Except as set forth in such reports or as would not reasonably be likely to have a Parent Material Adverse Effect:

(a) to the Knowledge of Parent, Parent and the Parent Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all Environmental Permits and (iii) are in compliance with their respective Environmental Permits;

(b) none of Parent, any Parent Subsidiary or, to the Knowledge of Parent, any other Person, has released Hazardous Substances on any real property owned, leased or operated by Parent or the Parent Subsidiaries;

(c) none of Parent or any Parent Subsidiary has received any written notice alleging that Parent or any Parent Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law;

(d) none of Parent or any Parent Subsidiary has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the Knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto; and

(e) none of Parent or any Parent Subsidiary has assumed, by Contract or, to the Knowledge of Parent, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

4.14 Property.

(a) As of the date hereof, Parent or a Parent Subsidiary owns good, valid and marketable fee simple title to each of the real properties identified in Section 4.14(a)(i) of the Parent Disclosure Letter (each real property so owned, an “Owned Parent Property” and, collectively, the “Owned Parent Properties”), and a good and valid leasehold interest in each of the real properties identified in Section 4.14(a)(ii) of the Parent Disclosure Letter (each real property so leased, a “Leased Parent Property” and, collectively, the “Leased Parent Properties” and the Leased Parent Properties together with the Owned Parent Properties, the “Parent Properties”), which comprise all of the real estate properties owned or leased by Parent and the Parent Subsidiaries, as of the date hereof, in each case (except as provided below) free and clear of Liens, except for Parent Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each of the Parent Subsidiaries has good and sufficient title to all of the personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in Parent’s consolidated balance sheet for the year ended December 31, 2014, except as since sold or otherwise disposed of in the ordinary course of business), or used by them in the ordinary course of business, free and clear of all Liens, except for Parent Permitted Liens.

(c) Forms of tenant leases for each state in which Parent or a Parent Subsidiary operates have been made available to the Company on or prior to the date hereof, and each Parent Lease is in substantially the form provided for in the state in which such Owned Parent Property is located.

(d) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the rent rolls for each of the Parent Properties, as of March 31, 2015, which rent rolls have previously been made available by or on behalf of Parent or any Parent Subsidiary to the Company, are true and correct in all respects with respect to Owned Parent Properties and (i) correctly reference each lease or sublease that was in effect as of such date, and to which Parent or a Parent Subsidiary is a party as lessor or sublessor with respect to each of the Owned Parent Properties (each a “Parent Lease”) and (ii) identify the rent payable under the Parent Lease as of such date with respect to Owned Parent Properties. Parent has provided or made available to the Company a list of all security deposit amounts held as of March 31, 2015 under the Parent Leases and such security deposits are in the amounts required by the applicable Parent Lease as of the date hereof and which security deposits have been held and applied in all material respects in accordance with Law and the applicable Parent Leases as of the date hereof.

(e) With respect to Owned Parent Properties as of the date hereof, the Owned Parent Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title except for Parent Permitted Liens. With respect to Leased Parent Properties as of the date hereof, to the Knowledge of Parent, the Leased Parent Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title except for Parent Permitted Liens.

(f) Valid policies of title insurance (each a “Parent Title Insurance Policy”) have been issued insuring, as of the effective date of each such Parent Title Insurance Policy, Parent’s or the applicable Parent Subsidiary’s fee simple title to or leasehold interest in each Parent Property, subject to the matters disclosed on the Parent Title Insurance Policies and Parent Permitted Liens. As of the date of this Agreement, to the Knowledge of Parent, each Parent Title Insurance Policy is in full force and effect and no claim has been made against any such policy.

(g) To the Knowledge of Parent, as of the date hereof, (i) each material certificate, Permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful egress and ingress to and from any of the Parent Properties has been obtained and is in full force and effect, except for any such permits and approvals (A) that are being sought in connection with the development or redevelopment of any Parent Properties, or (B) the failure to obtain or be in full force and effect would not reasonably be likely to have a Parent Material Adverse Effect and (ii) neither Parent nor any Parent Subsidiary has received written notice of any material violation of any Law affecting any of the Parent Properties issued by any Governmental Entity which has not been cured, other than violations which (I) are being contested in good faith and with respect to which enforcement has been tolled pending the resolution of such contest, or (II) would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. To the Knowledge of Parent, except for Parent Permitted Liens, the buildings and improvements on the Parent Properties are located within the boundary lines of the Parent Property, are not encroached upon, are not in violation of any applicable setback, Law, restriction or similar agreement, and do not encroach on any other property or any easement that may burden the Parent Property, in each case in a way that would reasonably be likely to result in a Parent Material Adverse Effect.

(h) As of the date hereof, neither Parent nor any Parent Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Parent Properties, except for any such rezoning proceedings that have been initiated in connection with the development or redevelopment of any of the Parent Properties, or (ii) any Laws including any zoning regulation or ordinance, building, fire, health or similar Law, code, ordinance, order or regulation has been violated for any Parent Property, which in the case of clauses (i) and (ii) above, would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth on Section 4.14(h) of the Parent Disclosure Letter, there are no material unrestored casualties to any Parent Property or any part thereof. The physical condition of the Parent Property is sufficient to permit the continued conduct of the business as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course of business, consistent with past practice.

(i) Section 4.14(i) of the Parent Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all of the leases, subleases and licenses entitling Parent or any Parent Subsidiary to the use or occupancy of each of the Leased Parent Properties (the “Parent Real Property Leases”). Parent has made available to the Company copies of each Parent Real Property Lease and all amendments or other modifications thereto, which copies are correct and complete. To the Knowledge of Parent, as of the date hereof, each Parent Real Property Lease is in full force and effect and neither Parent nor any Parent Subsidiary has received a written notice that it is in default under any Parent Real Property Lease which remains uncured. Neither Parent nor any Parent Subsidiary is and, to the Knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Real Property Lease in any material respect. No event has occurred which would result in a material breach or violation of, or a default under, any Parent Real Property Lease by Parent or any Parent Subsidiary or, to the Knowledge of Parent, any other person thereto (in each case, with or without notice or lapse of time or both). Each Parent Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or the applicable Parent Subsidiary and, to the Knowledge of Parent, with respect to the other parties thereto. Except as set forth on Section 4.14(i) of the Parent Disclosure Letter, to the Knowledge of Parent, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties (other than Parent or a Parent Subsidiary) the right of use or occupancy of any material portion of any premises subject to a Parent Real Property Lease.

(j) Section 4.14(j) of the Parent Disclosure Letter lists (i) each Parent Property that is under development as of the date hereof (other than normal repair and maintenance) and describes the status of such development as of the date hereof or (ii) each Parent Property that is subject to a binding agreement for development or commencement of construction by Parent or a Parent Subsidiary, as of the date hereof, in each case other than those pertaining to customary capital repairs, replacements and other similar correction or deferred maintenance items in the ordinary course of business.

(k) As of the date hereof, none of Parent or any Parent Subsidiary has entered into or is a party to any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of a Parent Property or any portion thereof or any other unexpired rights in favor of third parties to purchase or otherwise acquire a Parent Property or any portion thereof or entered into any Contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof. Except as set forth on Section 4.14(k) of the Parent Disclosure Letter, as of the date hereof, none of Parent or any Parent Subsidiary has entered into or is a party to any unexpired purchase agreements, option agreements, rights of first offer, rights of first negotiation or rights or first refusal with respect to the purchase of any real property, or any Contract for sale, ground lease or letter of intent to purchase or ground lease for any real property.

(l) Except as set forth on Section 4.14(l) of the Parent Disclosure Letter, as of the date hereof, none of Parent or any Parent Subsidiary is a party to any agreement relating to the management of any of the Parent Properties by a party other than Parent or a Parent Subsidiary.

(m) Parent or a Parent Subsidiary has good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy). None of Parent’s or such Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens.

4.15 Intellectual Property. Except as individually or in the aggregate would not reasonably be likely to have a Parent Material Adverse Effect, (a) to the Knowledge of Parent, the conduct of the business of Parent and the Parent Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any third party in the United States, (b) with respect to Intellectual Property owned by or licensed to Parent or any Parent Subsidiary that is necessary for the conduct of the business of Parent and the Parent Subsidiaries, taken as a whole, as currently conducted (“Parent Intellectual Property”), Parent or such Parent Subsidiary has the right to use such Parent Intellectual Property in the operation of its business as currently conducted, (c) all fees and filings required to maintain any registration of any Intellectual Property used by Parent have been paid or timely filed, are current and are not in default or in arrears, (d) to the Knowledge of Parent, no third party is currently infringing or misappropriating Intellectual Property owned by Parent or any Parent Subsidiary, and (e) there are no pending or, to the Knowledge of Parent, threatened claims with respect to any of the Intellectual Property rights owned by Parent or any Parent Subsidiary.

4.16 Contracts.

(a) Except for (x) this Agreement, (y) Contracts listed on Section 4.16 of the Parent Disclosure Letter and (z) Contracts filed as exhibits to the Filed Parent SEC Documents, as of the date of this Agreement, none of Parent or the Parent Subsidiaries is a party to or bound by any of the following (each such Contract, a “Parent Material Contract”):

(i) any Contract that would be required to be filed by Parent as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;

(ii) any Contract containing covenants binding upon Parent or the Parent Subsidiaries that materially restrict the ability of Parent or any of the Parent Subsidiaries (or that, following the consummation of the Merger, would materially restrict the ability of the Surviving Company, the Surviving Partnership or any of their respective Affiliates) to compete in any business or geographic area or with any Person;

(iii) any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any third party;

(iv) any Contract for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property, including any Parent Property or any asset that, if purchased by Parent or any Parent Subsidiary, would be a Parent Property;

(v) any Contract that requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than any real property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vi) any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which Parent or any Parent Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than in Parent or any Parent Subsidiary) in excess of $2,000,000;

(vii) any Contract that obligates Parent or any Parent Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to Parent or any Parent Subsidiary

(b) As of the date hereof, each of the Parent Material Contracts is valid, binding and enforceable on Parent or the Parent Subsidiaries, as the case may be, and, to the Knowledge of Parent, each other party thereto and is in full force and effect, in each case subject to the Bankruptcy and Equity Exception, except for such failures to be valid, binding or enforceable or to be in full force and effect as would not be material to Parent and any Parent Subsidiary. As of the date hereof, each of Parent and the Parent Subsidiaries has complied in all material respects with the terms and conditions of Parent Material Contracts and is not (with or without notice or lapse of time, or both) in breach or default thereunder, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received notice of any violation or default under any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company, prior to the execution of this Agreement, true and complete copies of all of the Parent Material Contracts.

4.17 Insurance. Parent and the Parent Subsidiaries have policies of insurance covering Parent, the Parent Subsidiaries and their respective properties and assets, in such amounts and with respect to such risks and losses, which Parent believes are adequate for the operation of its business and the protection of its assets. All such insurance policies of Parent and each Parent Subsidiary are in full force and effect, all premiums due and payable through the date hereof under all such policies have been paid, and Parent and each Parent Subsidiary are otherwise in compliance in all respects with the terms of such policies, except for such failures to be in full force and effect, to pay any premiums, or to be in compliance that would not reasonably be likely to have a Parent Material Adverse Effect. As of the date hereof, no outstanding written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

4.18 Interested Party Transactions. Except as set forth on Section 4.18 of the Parent Disclosure Letter, none of Parent or any Parent Subsidiary, on the one hand, is a party to any transaction or Contract with any Affiliate, stockholder that beneficially owns 5% or more of the Parent Common Stock, or director or executive officer of Parent or any Parent Subsidiary, on the other hand, and no event has occurred since the date of Parent’s last proxy statement to its stockholders that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.19 Vote Required. Assuming the accuracy of the representation in the last sentence of Section 3.22, the Parent Stockholder Approval is the only vote of the holders of any class or series of shares of Parent necessary to adopt this Agreement and approve the Merger, the issuance of Parent Common Stock in the Company Merger and the other Transactions. Other than the Parent OP GP Approval, no vote of or consent or approval by the holders of any limited partnership units or general partnership units of Parent OP is necessary to approve this Agreement, the Partnership Merger, the issuance of Parent OP Common Units in the Partnership Merger and the other Transactions.

4.20 Brokers. None of Parent, Parent OP, OP Merger Sub, IRT LP LLC nor any of their respective officers, directors or employees has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions, finder’s fees or other similar fees in connection with the Transactions, except that Parent has employed Deutsche Bank Securities Inc. as its financial advisor, whose fees and expenses will be paid by Parent in accordance with Parent’s agreement with such firm.

4.21 Opinion of Financial Advisor. The Parent Board has received an oral opinion of Deutsche Bank Securities Inc., to be confirmed by a written opinion, dated as of the date of this Agreement, to the effect that, as of such date and based on and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration proposed to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent.

4.22 Takeover Statutes. None of Parent, Parent OP, OP Merger Sub or any other Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law is applicable to this Agreement or the Transactions.

4.23 Financing.

(a) Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of an executed debt commitment letter, dated as of the date hereof (as the same may be amended or replaced in accordance with Section 6.10, the “Commitment Letter”), from Deutsche Bank AG New York Branch, regarding debt funding available to Parent in the amount noted therein for the purpose of funding a portion of the Share Cash Consideration and Unit Cash Consideration and all transaction expenses payable by Parent pursuant hereto (the “Financing”), subject to the terms thereof.

(b) As of the date of this Agreement, the Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent and the other parties thereto, subject to the Bankruptcy and Equity Exception. There are no conditions precedent to the funding of the full amount of the Financing, other than as expressly set forth in or contemplated by the Commitment Letter. Subject to obtaining the Financing in accordance with the terms and conditions of the Commitment Letter, as of the date of this Agreement, the available funds referenced in the Commitment Letter together with other financial resources of Parent, including cash on hand of Parent on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of any amounts required to be paid by Parent pursuant to Article II and of all fees and expenses required to be paid by Parent and reasonably expected to be incurred in connection herewith. Parent has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter, if any. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or, to the Knowledge of Parent, any other parties thereto, under the Commitment Letter. As of the date of this Agreement, Parent is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Commitment Letter inaccurate in any material respect.

4.24 Investment Company Act. Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

4.25 Hart-Scott-Rodino Antitrust Improvements Act. In reliance upon, and subject to the accuracy of the representations and warranties provided in Section 3.25, the Transactions are exempt from any requirement to make any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereto, 16 C.F.R. parts 801-803, because (a) the Company is a REIT and (b) the Parent Board has determined that the aggregate fair market value of the non-exempt assets of Parent and the entities controlled by the Company is less than $76.3 million.

4.26 No Other Representations and Warranties. Parent, Parent OP, OP Merger Sub and IRT LP LLC each acknowledges and agrees that, except for the representations and warranties contained in Article III, (a) neither the Company nor the Company OP makes, or has made, and Parent, Parent OP, OP Merger Sub and IRT LP LLC have not relied upon, any representation or warranty, whether express or implied, relating to itself or its business, affairs, assets, liabilities, financial condition, results of operations or otherwise in connection with the Merger, (b) no Person has been authorized by the Company or the Company OP to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent, Parent OP, OP Merger Sub and IRT LP LLC as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Parent OP, OP Merger Sub, IRT LP LLC or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01 Conduct of Business by the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise contemplated by this Agreement or required by Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its respective business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to (i) maintain its material assets and properties in their current condition (normal wear and tear excepted), (ii) preserve intact its current business organization, keep available the services of its current officers and employees, keep and preserve its present relationships with tenants, joint venture partners or co-venturers, suppliers, licensors, licensees, distributors and others having material business dealings with it, and (iii) preserve the Company’s status as a REIT within the meaning of the Code. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 5.01, or as otherwise contemplated by this Agreement or required by Law, from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions (1) to the extent set forth in, and in accordance with, Section 6.13, or (2) by a direct or indirect wholly owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except (x) pursuant to the forfeiture of Company Restricted Stock or the acquisition or withholding by the Company of shares of the Company Common Stock in settlement of Tax withholding obligations relating to Company Restricted Stock, (y) from holders of Company Restricted Stock in full or partial payment of any applicable Taxes payable by such holder upon the lapse of restrictions on such restricted stock, or (z) upon redemption or exchange of Company OP Units in accordance with the limited partnership agreement of Company OP). Notwithstanding the foregoing, the Company shall be permitted to make distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level or excise Tax under the Code or other applicable Tax Law;

(b) issue, sell, pledge or grant (or enter into an agreement to issue, sell, pledge or grant): (i) any shares of Company Capital Stock (or capital stock of any Company Subsidiary), including any Company Restricted Stock, (ii) any Voting Company Debt or other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any Company Capital Stock (or capital stock of any Company Subsidiary), Voting Company Debt, voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (x) the issuance of 110,639 shares of Company Restricted Stock authorized prior to the date hereof, or issuance of Company Restricted Stock in accordance with Section 5.01(e), and (y) issuances upon redemption or exchange of Company OP Units in accordance with the limited partnership agreement of Company OP);

(c) amend the Company Articles, the Company Bylaws, the Company OP Limited Partnership Agreement or other comparable formation or organizational documents of any Company Subsidiary;

(d) acquire or agree to acquire (including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), any business or any corporation, partnership, joint venture, association or other business organization or division thereof, real property, personal property or assets, except for (i) acquisitions of personal property at a total cost of less than $1,000,000 in the aggregate, (ii) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary or (iii) acquisitions in accordance with the 2015 Capital Expenditures schedule attached to Schedule 5.01(m) of the Company Disclosure Letter;

(e) (i) grant to any executive officer, director or employee of the Company or any Company Subsidiary an increase in compensation except in accordance with Schedule 5.01(e), (ii) grant to any current or former executive officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, (iii) enter into any severance or termination agreement with any executive officer or director or (iv) take any action to accelerate any rights or benefits under any Company Benefit Plan, other than as required pursuant to the terms of any Company Benefit Plan or in the ordinary course of business consistent with past practice; provided that the foregoing clauses (i), (ii), (iii) and (iv) shall not restrict the Company or any of the Company Subsidiaries from (A) entering into or making available to newly hired non-executive employees or to non-executive employees, in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, benefits and compensation arrangements that have a value that is consistent with the past practice of the Company in providing compensation and benefits available to newly hired or promoted employees in similar positions and (B) granting annual salary increases and cash incentive awards, with any such awards to any given individual not to exceed $10,000 and with all such awards, in the aggregate, not to exceed $50,000; provided, further, however, that neither the Company nor any Company Subsidiary shall be allowed to grant any shares of Company Capital Stock, including any Company Restricted Stock, or take any action restricted by Section 5.01(a) other than the issuance of 110,639 shares of Company Restricted Stock to those individuals identified on Schedule 5.01(e) and with the allocation of such shares among such individuals as specified on Schedule 5.01(e); provided, however, that nothing in this Section 5.01 shall limit the right of the Company and each of the Company Subsidiaries to terminate the employment of all of its employees no later than immediately prior to the Partnership Merger Effective Time;

(f) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company or any Company Subsidiary, except insofar as may have been required by a change in GAAP;

(g) sell, lease (as lessor), license, sell and lease back, mortgage or otherwise dispose of or subject to any Lien any properties or assets, except for (i) tenant leases entered into in the ordinary course of business consistent with past practice, (ii) Liens on property and assets in the ordinary course of business consistent with past practice and that would not be material to any Company Property or any assets of the Company or any Company Subsidiary, (iii) Company Permitted Liens, (iv) property or assets with a value of less than $500,000 in the aggregate, and (v) in connection with the incurrence of indebtedness permitted by Section 5.01(h);

(h) (i) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except for (1) advances of credit incurred under the Company’s existing credit facilities, (2) short-term borrowings incurred in the ordinary course of business, (3) indebtedness solely involving the Company or any of its direct or indirect wholly owned Subsidiaries, and (4) refinancings of existing or maturing indebtedness, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) to any direct or indirect wholly owned Subsidiary of the Company (y) advances to employees in respect of travel or other related ordinary expenses and (z) advancement of expenses to officers and directors in accordance with the Company Articles, Company Bylaws, the Company OP Limited Partnership Agreement and any indemnification agreements to which the Company or the Company OP is a party, in the case of (x) and (y) above, in the ordinary course of business consistent with past practice;

(i) other than in accordance with Section 6.09, (A) pay, discharge, settle or satisfy any material action, litigation, claim or arbitration where the amount paid out-of-pocket net of insurance proceeds in settlement or compromise exceeds $500,000 individually or $1,000,000 in the aggregate or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief that would materially restrict the operation of the business of the Company and the Company Subsidiaries taken as a whole;

(j) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights with a value in excess of $500,000;

(k) enter into or amend, extend or terminate, or waive, release, compromise or assign any rights or claims under any Company Material Contract or any Contract that would have been deemed to be a Company Material Contract if entered into prior to the date hereof, other than (i) any expiration or renewal in accordance with the terms of any existing Company Material Contract that occur automatically without any action by the Company or any Company Subsidiary, (ii) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the Transactions; provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect the Company, any Company Subsidiary, Parent or any Parent Subsidiary, or (iii) as may be reasonably necessary to comply with the express terms of this Agreement;

(l) establish, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any Company Subsidiary;

(m) authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) relating to the Company Properties other than (i) Capital Expenditures not exceeding $250,000 per individual expenditure, (ii) Capital Expenditures made in connection with any existing casualty or condemnation or new casualty or condemnation, (iii) Capital Expenditures in the ordinary course of business and consistent with past practice to maintain the physical and structural integrity of the Company Properties and as reasonably determined by the Company to be necessary to keep the Company Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Company Properties as is necessary in the event of an emergency situation and (iv) Capital Expenditures in accordance with the 2015 Capital Expenditures schedule attached to Schedule 5.01(m) of the Company Disclosure Letter;

(n) make, change or revoke any material Tax election or settle or compromise any material U.S. federal, state, local or foreign income Tax liability, unless such election, settlement or compromise is required by Law or necessary (i) to preserve the status of the Company as a REIT under the Code, or (ii) to qualify or preserve the status of any Company Subsidiary as a partnership or disregarded entity or as a “qualified REIT subsidiary” or a “taxable REIT subsidiary,” as the case may be, for U.S. federal income Tax purposes;

(o) enter into any Contract that would limit or otherwise restrict (or purport to do so) the Company or any of the Company Subsidiaries or any of their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;

(p) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company or any Company Subsidiary (other than the Merger);

(q) enter into any joint venture or partnership or other similar Contract with any third party that is not a wholly owned Company Subsidiary;

(r) enter into any new line of business;

(s) permit existing insurance policies of the Company or the Company Subsidiaries to be cancelled or terminated without replacing such insurance policies with comparable insurance policies, to the extent available on commercially reasonable terms; or

(t) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

5.02 Conduct of Business by Parent, Parent OP, OP Merger Sub and IRT LP LLC. Except for matters set forth in Section 5.02 of the Parent Disclosure Letter, otherwise contemplated by this Agreement or required by Law, from the date of this Agreement until the Effective Time, Parent shall, and shall cause Parent OP, OP Merger Sub, IRT LP LLC and each Parent Subsidiary to, conduct its respective business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to (i) maintain its material assets and properties in their current condition (normal wear and tear excepted), (ii) preserve intact its current business organization, keep available the services of its current officers and external manager, keep and preserve its present relationships with tenants, joint venture partners or co-venturers, suppliers, licensors, licensees, distributors and others having material business dealings with it, and (iii) preserve Parent’s status as a REIT within the meaning of the Code. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 5.02, or as otherwise contemplated by this Agreement or required by Law, from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit Parent OP, OP Merger Sub, IRT LP LLC or any Parent Subsidiary to, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that in the event that Parent submits to the Company a written request for the Company’s consent to take an action set forth in Sections 5.02(c), (e), (f), (h), (j), (k) or (n) below, the Company will use its commercially reasonable efforts to evaluate such request and respond to Parent within ten (10) days following receipt of such request; provided, further, that in the event the Company fails to respond to such request within such ten (10) day period, then the Company shall be deemed to have given the prior written consent of the Company pursuant to this Section 5.02 with respect to the actions in such request:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, other than dividends and distributions (1) to the extent set forth in and in accordance with Section 6.13, or (2) by a direct or indirect wholly owned Subsidiary of Parent to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except (x) from holders of options to purchase Parent Capital Stock in full or partial payment of any exercise price and any applicable Taxes payable by such holder upon exercise of such, (y) from holders of restricted stock of Parent in full or partial payment of any applicable Taxes payable by such holder upon the lapse of restrictions on such restricted stock, or (z) upon redemption or exchange of Parent OP Common Units in accordance with the limited partnership agreement of Parent OP). Notwithstanding the foregoing, Parent shall be permitted to make distributions reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid the imposition of corporate level or excise Tax under the Code or other applicable Tax Law;

(b) amend the charter, bylaws or other organizational documents of Parent, Parent OP or any Parent Subsidiaries, other than as required (i) by Law, (ii) by any Financing Source, or (iii) in connection with any holder of Parent OP Common Units converting such Parent OP Common Units into Parent Common Stock;

(c) acquire or agree to acquire (including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), any business or any corporation, partnership, joint venture, association or other business organization or division thereof, real property, personal property or assets, except for (i) acquisitions of personal property at a total cost of less than $1,000,000 in the aggregate, (ii) acquisitions by Parent or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary or (iii) issuances by Parent OP of units of limited partnership interest in the acquisition of assets from an unaffiliated third party in an arm’s length transaction;

(d) (i) grant to Independence Realty Advisors, LLC any increase in advisory fees or incentive fees, (ii) take any action that could result in a termination of Parent’s advisory agreement with the Parent Advisor, (iii) enter into any severance or termination agreement with any executive officer or director, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Parent Benefit Plan or (v) take any action to accelerate any rights or benefits under any Parent Benefit Plan, other than, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (v), (1) in the ordinary course of business, (2) as required pursuant to the terms of any Parent Benefit Plan, or (3) as otherwise expressly permitted by this Agreement or required by applicable Law; provided that the foregoing clauses (i), (ii), (iii), (iv) and (v) shall not restrict the Parent or any of the Parent Subsidiaries from granting annual compensation increases and incentive awards to any director of Parent in the ordinary course of business;

(e) sell, lease (as lessor), license, sell and lease back, mortgage or otherwise dispose of or subject to any Lien any properties or assets, except for (i) tenant leases entered into in the ordinary course of business consistent with past practice, (ii) Liens on property and assets in the ordinary course of business consistent with past practice and that would not be material to any Parent Property or any assets of Parent or any Parent Subsidiary, (iii) Parent Permitted Liens, (iv) property or assets with a value of less than $500,000 in the aggregate, (v) in connection with the incurrence of indebtedness permitted by Section 5.02(f), and (vi) in connection with obtaining the Necessary Financing;

(f) (i) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except for (1) advances of credit incurred under Parent’s existing credit facilities, (2) short-term borrowings incurred in the ordinary course of business, (3) indebtedness solely involving Parent or any of its direct or indirect wholly owned Subsidiaries, and (4) refinancings of existing or maturing indebtedness, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any Parent Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) to any direct or indirect wholly owned Subsidiary of Parent (y) advances to employees in respect of travel or other related ordinary expenses and (z) advancement of expenses to officers and directors in accordance with the Parent Bylaws, the Parent OP Limited Partnership Agreement and any indemnification agreements to which Parent or the Parent OP is a party, in the case of (x) and (y) above, in the ordinary course of business consistent with past practice; provided that nothing herein shall restrict in any way the ability of Parent and the Parent Subsidiaries to obtain the Necessary Financing;

(g) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent or any Parent Subsidiary, except insofar as may have been required by a change in GAAP;

(h) (A) pay, discharge, settle or satisfy any material action, litigation, claim or arbitration where the amount paid out-of-pocket net of insurance proceeds in settlement or compromise exceeds $500,000 individually or $1,000,000 in the aggregate (B) enter into any consent decree, injunction or similar restraint or form of equitable relief that would materially restrict the operation of the business of the Parent and the Parent Subsidiaries taken as a whole;

(i) make, change or revoke any material Tax election or settle or compromise any material U.S. federal, state, local or foreign income Tax liability, unless such election, settlement or compromise is required by Law or necessary (i) to preserve the status of Parent as a REIT under the Code, or (ii) to qualify or preserve the status of any Parent Subsidiary as a partnership or disregarded entity or as a “qualified REIT subsidiary” or a “taxable REIT subsidiary,” as the case may be, for U.S. federal income Tax purposes;

(j) enter into or amend, extend or terminate, or waive, release, compromise or assign any rights or claims under any Parent Material Contract or any Contract that would have been deemed to be a Parent Material Contract if entered into prior to the date hereof, other than (i) any expiration or renewal in accordance with the terms of any existing Parent Material Contract that occur automatically without any action by Parent or any Parent Subsidiary, (ii) the entry into any modification or amendment of, or waiver or consent under, any Material Contract that does not materially adversely affect the Parent or any Parent Subsidiary, or (iii) as may be reasonably necessary to comply with the express terms of this Agreement;

(k) authorize, or enter into any commitment for, any new Capital Expenditure relating to the Parent Properties other than (i) Capital Expenditures not exceeding $250,000 per individual expenditure, (ii) Capital Expenditures made in connection with any existing casualty or condemnation or new casualty or condemnation, and (iii) Capital Expenditures in the ordinary course of business and consistent with past practice to maintain the physical and structural integrity of the Parent Properties and as reasonably determined by the Parent to be necessary to keep the Parent Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Parent Properties as is necessary in the event of an emergency situation;

(l) enter into any Contract that would limit or otherwise restrict (or purport to do so) Parent or any of the Parent Subsidiaries or any of their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;

(m) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary (other than the Merger);

(n) enter into any joint venture or partnership or other similar Contract with any third party that is not a wholly owned Parent Subsidiary; provided that the foregoing shall not restrict Parent OP from issuing units of limited partnership interest in the acquisition of assets from an unaffiliated third party in an arm’s length transaction;

(o) enter into any new line of business;

(p) permit existing insurance policies of the Parent or the Parent Subsidiaries to be cancelled or terminated without replacing such insurance policies with comparable insurance policies, to the extent available on commercially reasonable terms; or

(q) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

5.03 No Solicitation.

(a) Except as permitted by this Section 5.03, from the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize any Representatives of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate, knowingly encourage or take any other action to knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) enter into any agreement, letter of intent, memorandum of understanding or other similar instrument with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.03) or (iii) enter into, continue, conduct, engage or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or for the purpose of encouraging or facilitating, any Company Takeover Proposal. The Company shall, shall cause the Company Subsidiaries, and shall direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted theretofore with respect to any Company Takeover Proposal and request that any such Person promptly return and/or destroy all confidential information concerning the Company and the Company’s Subsidiaries to the extent permitted pursuant to a confidentiality agreement with any such Persons. Notwithstanding anything in this Agreement to the contrary, prior to obtaining Company Stockholder Approval, the Company and its Representatives may, in response to each (if any) Company Takeover Proposal made after the date hereof that does not result from a material breach of this Section 5.03, (y) contact the Person making such Company Takeover Proposal solely to clarify the terms and conditions thereof and (z) if the Company Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or is reasonably be expected to lead to a Superior Company Proposal, (1) provide access to or furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement; provided, that the Company will prior to or concurrently with the time such information is provided to such Person provide Parent with all non-public information regarding the Company that has not previously been provided to Parent that is provided to any Person making such Company Takeover Proposal; and (2) conduct, engage or participate in discussions or negotiations with such Person and its Representatives making such Company Takeover Proposal.

For purposes of this Agreement, “Acceptable Confidentiality Agreement” means (y) a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that an Acceptable Confidentiality Agreement need not contain any “standstill” or similar covenant, or (z) to the extent applicable, a confidentiality agreement entered into prior to the date hereof.

For purposes of this Agreement, “Company Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any Parent Subsidiary) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and the Company Subsidiaries equal to 20% or more of the Company’s consolidated assets (as determined on a book-value basis) or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is 20% or more, in each case, other than the Transactions.

For purposes of this Agreement, “Superior Company Proposal” means any bona fide written Company Takeover Proposal (except that, for purposes of this definition, the references in the definition of “Company Takeover Proposal” to “20%” shall be replaced by “50%”) that was not the result of a material breach by the Company of this Section 5.03 and that the Company Board has determined in good faith, after consulting with the Company’s outside legal counsel and independent financial advisors, is reasonably likely to be consummated in accordance with its terms and that, if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) than the Transactions (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) taking into account all reasonably available legal, financial, regulatory and other aspects of such Company Takeover Proposal (including the likelihood of consummation of such Company Takeover Proposal) that the Company Board deems relevant.

(b) Except as expressly permitted by this Section 5.03(b), neither the Company Board nor any committee thereof shall (i) (A) fail to recommend to its stockholders that the Company Stockholder Approval be given or fail to include the Company Board’s recommendation of the Agreement, the Merger and the other Transactions in the Joint Proxy Statement, (B) change, modify, withhold, or withdraw, or publicly propose to change, qualify, withhold, withdraw of modify, in a manner adverse to Parent or Parent OP, the approval of this Agreement, the Merger or any of the other Transactions, (C) take any formal action or make any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) under the Exchange Act, (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company any Company Takeover Proposal or agree to take any such action, or (E) fail to publicly recommend against any Company Takeover Proposal within five (5) Business Days of the request of Parent and/or fail to reaffirm the Company Board’s recommendation of the Agreement, the Merger and the other Transactions within five (5) Business Days of the request of Parent, or such fewer number of days as remains prior to the Company Stockholder Meeting (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement relating to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”), or resolve or agree to take any such action. Notwithstanding anything in this Agreement to the contrary, prior to obtaining Company Stockholder Approval, but not after, the Company Board may (I) effect an Adverse Recommendation Change if (a)(1) a material development or change in circumstances occurs or arises after the date of this Agreement that was not known by the Company Board as of the date of this Agreement (such material development or change in circumstances being referred to herein as an “Intervening Event”), and (2) the Company Board shall have determined, after consultation with independent financial advisors and outside legal counsel, that, in light of such Intervening Event, failure to take such action would be inconsistent with the directors’ duties under applicable Law, or (b) the Company receives a Company Takeover Proposal that was not the result of a breach by the Company of this Section 5.03 in any material respect and that the Company Board determines, after consultation with independent financial advisors and outside legal counsel, constitutes a Superior Company Proposal, and (II) enter into an Alternative Acquisition Agreement with respect to a Company Takeover Proposal and concurrently cause the Company to terminate this Agreement pursuant to Section 8.01, if and only if, the Company receives a Company Takeover Proposal that was not the result of a breach by the Company of this Section 5.03 in any material respect and that the Company Board determines, after consultation with independent financial advisors and outside legal counsel, constitutes a Superior Company Proposal.

(c) The Company Board shall not be entitled to (i) effect and Adverse Recommendation Change or (ii) terminate this Agreement pursuant to Section 8.01 to enter into an Alternative Acquisition Agreement with respect to a Superior Company Proposal unless: (A) the Company Board shall have determined, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law; (B) the Company Board shall have provided at least four (4) Business Days’ prior written notice to Parent that it is prepared to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01, which notice shall contain a reasonably detailed description of the basis for the Adverse Recommendation Change or termination, the identity of the Person making the Superior Company Proposal, if applicable, and the material terms and conditions of such Superior Company Proposal, if applicable (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change); (C) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate; and (D) following the end of such notice period, the Company Board shall have considered any proposed revisions to this Agreement proposed by Parent in writing, and shall have determined, after consultation with its independent financial advisors and outside legal counsel, that such Superior Company Proposal would continue to constitute a Superior Company Proposal if such revisions were to be given effect; provided, that in the event of any material change to the material terms of such Superior Company Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in subclause (B) above and the notice period shall have recommenced, except that the notice period shall be at least two (2) Business Days.

(d) The Company shall, as promptly as practicable (and in any event within twenty-four (24) hours), advise Parent of the receipt of (i) any Company Takeover Proposal or request for information or inquiry that expressly contemplates or that the Company believes could reasonably be expected to lead to a Company Takeover Proposal, (ii) the identity of the Person making the Company Takeover Proposal, request or inquiry, and (iii) the material terms and conditions of such Company Takeover Proposal, request or inquiry. The Company shall keep Parent promptly advised of all material developments (including all changes to the material terms of any Company Takeover Proposal), discussions or negotiations regarding any Company Takeover Proposal and the status of such Company Takeover Proposal. The Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it or a Company Subsidiary from providing any information required to be provided to Parent in accordance with this Section 5.03 within the time periods contemplated hereby.

(e) Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, the Company Board determines, after consultation with outside legal counsel, that the failure so to disclose would be inconsistent with the duties of its members under applicable Law; provided, however, that any disclosure other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an accurate disclosure of factual information to the Company’s stockholders that is required to be made to such stockholders under applicable Law or in satisfaction of the Company Board’s duties or applicable Law, an express rejection of any applicable Company Takeover Proposal or an express reaffirmation of the Company Board’s recommendation of the Agreement, the Merger and the other Transactions shall be deemed to be an Adverse Recommendation Change.

(f) Notwithstanding anything in this Agreement to the contrary, at any time prior to any termination of this Agreement, the Company Board may grant a waiver or release under, or determine not to enforce, any standstill agreement with respect to any class of equity securities of the Company if the Company Board determines that the failure to take such action would be inconsistent with the duties of its members under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01 Preparation of Form S-4 and Joint Proxy Statement; Stockholder Approvals.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting, and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and cause to be filed with the SEC the Form S-4, which will include the Joint Proxy Statement as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger unless this Agreement is terminated pursuant to Section 8.01. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock or other equity interests to the other and provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement and shall provide to their and each other’s counsel such representations as are reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action reasonably required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, either the Form S-4 or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify Parent or the Company, as applicable, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a). For purposes of Section 3.06, Section 4.06 and this Section 6.01, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Stockholder Meeting will be deemed to have been provided by Parent.

(c) Unless and until this Agreement is terminated, as promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to notice of, and to vote at, the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.03(b) or effected a termination pursuant to Section 8.01. Notwithstanding the foregoing provisions of this Section 6.01(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than three (3) Business Days prior to the End Date. Notwithstanding any Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Company Takeover Proposal (whether or not a Superior Company Proposal).

(d) As promptly as practicable following the date of this Agreement, Parent shall (through the Parent Board, as appropriate), in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to notice of, and to vote at, the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval. Notwithstanding the foregoing provisions of this Section 6.01(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting; provided that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than three (3) Business Days prior to the End Date.

(e) Unless and until this Agreement is terminated, the Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

(f) Parent and Parent OP shall cause all shares of Company Common Stock owned by Parent, Parent OP or any of their respective Affiliates to be voted in favor of the adoption of this Agreement and the approval of the Merger and the other Transactions.

6.02 Access to Information; Confidentiality. From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to applicable Law, and upon reasonable prior written notice, the Company, on the one hand, and Parent, on the other hand, shall, and each shall cause each of their respective Subsidiaries to, afford to the other parties and to the other parties’ respective Representatives reasonable access during normal business hours to all of their and their respective Subsidiaries’ properties, offices, personnel and books and records and, during such period, the Company, on the one hand, and Parent, on the other hand, shall, and each shall cause each of their respective Subsidiaries to, furnish promptly to the other parties all financial, operating and other data and information concerning its business, properties and personnel as each may reasonably request; provided, however, that any such access shall not interfere unreasonably with the business or operations of the party granting access or otherwise result in any unreasonable interference with the prompt and timely discharge by such party’s employees of their normal duties. Neither the Company, nor Parent, nor any of their respective Subsidiaries shall be required to (i) provide access to or to disclose information where such access or disclosure would reasonably be expected to jeopardize the attorney-client, attorney work product or other legal privilege of the disclosing party (provided that the disclosing party shall use its reasonable best efforts to allow for such access or disclosure in a manner that would not reasonably be expected to jeopardize the attorney-client, attorney work product or other legal privilege) or contravene any Law, legal duty or binding agreement entered into prior to the date of this Agreement (provided that the disclosing party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law, legal duty or agreement) or (ii) provide access to or to disclose such portions of documents or information relating to pricing or other matters that are highly sensitive where such access or disclosure is reasonably likely to result in antitrust difficulties for the disclosing party or any of its Affiliates. No investigation under this Section 6.02 or otherwise shall affect any of the representations and warranties of the Company and the Company OP, on the one hand, or of Parent, Parent OP, OP Merger Sub and IRT LP LLC, on the other hand, contained in this Agreement or any condition to the obligations of the parties under this Agreement. All information exchanged pursuant to this Section 6.02 shall be subject to the non-disclosure agreement, dated as of November 5, 2014, between the Company and Parent (or one of its upstream Affiliates) (the “Confidentiality Agreement”).

6.03 Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) obtaining all necessary actions or non-actions, waivers, Consents and qualifications from Governmental Entities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Governmental Entity; (ii) obtaining all necessary Consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; (iii) defending any lawsuit or other Legal Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) executing and delivering any additional documents or instruments necessary to consummate the Transactions and to carry out this Agreement.

(b) The parties shall reasonably cooperate with each other in connection with the making of all such filings, including furnishing to the others such information and assistance as a party may reasonably request in connection with its preparation of any filing or submission that is necessary or allowable under applicable competition or other Law or requested by any competition authorities. The parties shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (including all information required to be included in the Company’s disclosure documents) in connection with the Transactions. To the extent permitted by applicable Law or any relevant Governmental Entity, and subject to all applicable privileges, including the attorney-client privilege, each party hereto shall (i) give the other parties hereto prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions, (ii) keep the other parties hereto informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding and (iii) promptly inform the other parties hereto of any material communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority or any other Governmental Entity regarding the Merger or any of the other Transactions. The parties hereto will consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto, including reasonable access to any materials submitted in connection with any proceedings under or relating to any other applicable federal, state or foreign competition, merger control, antitrust or similar Law, including any proceeding under 16 C.F.R. § 803.20.

(c) Any party may, as it reasonably deems advisable and necessary, designate any competitively sensitive material provided to the other parties under this Section 6.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of such materials. In addition, except as may be prohibited by any Governmental Entity or by any Law, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or telephone conference of which such party shall have advance notice (other than telephone conversations to the extent they relate to administrative matters) with representatives of any Governmental Entity relating to any such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or proceeding.

(d) In furtherance and not in limitation of the foregoing, subject to the terms and conditions of this Agreement, each of the parties hereto shall respond to and seek to resolve as promptly as reasonably practicable any objection asserted by any Governmental Entity with respect to the Transactions, and shall use its reasonable best efforts to defend any action, suit, dispute, litigation, proceeding, hearing, arbitration or claim by or before any Governmental Entity, whether judicial or administrative, whether brought by private parties or Governmental Entities or officials, challenging this Agreement or the consummation of the Transactions. Each of the parties hereto shall use its reasonable best efforts to take such action as is reasonably necessary to ensure that no Governmental Entity enters any order, decision, Judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger or the other Transactions, or to ensure that no Governmental Entity with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date. In the event that any action is threatened or instituted challenging the Merger as violative of any Law, each of the parties hereto shall use its reasonable best efforts to take such action as is reasonably necessary to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, each of the parties hereto shall use its reasonable best efforts to take promptly such steps as are reasonably necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date and shall cooperate with one another in connection with all proceedings related to the foregoing. The actions required hereunder shall include, without limitation, the proposal, negotiation and acceptance by the Company or Parent prior to the End Date of (i) any and all divestitures of the businesses or assets of it or its Subsidiaries or its Affiliates, (ii) any agreement to hold any assets of Parent or any of the Parent Subsidiaries or of the Company or any of the Company Subsidiaries separate, (iii) any limitation to or modification of any of the businesses, services or operations of Parent or any of the Parent Subsidiaries or of the Company or any of the Company Subsidiaries, and (iv) any other action (including any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the businesses, assets, properties or services of Parent or any of the Parent Subsidiaries or of the Company or any of the Company Subsidiaries), in each case as may be required by any applicable Governmental Entity in order to obtain approval for the Transactions; provided, however, that no party hereto shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any order, requirement, condition, understanding or agreement of or with a Governmental Entity to sell, to license, to hold separate or otherwise dispose of, or to conduct, restrict, operate, or otherwise change their assets or businesses, unless such order, requirement, condition, understanding or agreement is conditioned upon the occurrence of the Closing.

(e) In connection with and without limiting the foregoing, the Company, the Company OP and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Company Voting Agreements, the Partnership Merger, the Company Merger or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Company Voting Agreements, the Partnership Merger, the Company Merger or any of the other Transactions, take all action necessary to ensure that the Partnership Merger, the Company Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Company Voting Agreements and otherwise to minimize the effect of such statute or regulation on the Partnership Merger, the Company Merger and the other Transactions.

(f) In connection with and without limiting the foregoing, Parent, the Parent OP, OP Merger Sub, IRT LP LLC and the Parent Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Parent Voting Agreements, the Partnership Merger, the Company Merger or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Parent Voting Agreements, the Partnership Merger, the Company Merger or any of the other Transactions, take all action necessary to ensure that the Partnership Merger, the Company Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Parent Voting Agreements and otherwise to minimize the effect of such statute or regulation on the Partnership Merger, the Company Merger and the other Transactions.

(g) Each of the Company and the Company OP, on the one hand, and Parent and Parent OP, on the other hand, shall, to the extent permitted by applicable Law and any relevant Governmental Entity and subject to all privileges (including the attorney-client privilege), promptly (and in any event within two (2) Business Days) notify the other party in writing of:

(i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions;

(ii) any action, suit, claim, investigation or proceeding commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company, the Company OP or any of the Company Subsidiaries or Parent or any of the Parent Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the representations and warranties contained herein, or that relates to the consummation of the Transactions;

(iii) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be likely to cause the conditions set forth in Article VII not to be satisfied;

(iv) any notice or other communication from any Governmental Entity in connection with the Merger;

(v) in the case of the Company, any Event which, either individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect or would reasonably be likely to materially impair or delay the ability of the Company or the Company OP to consummate the Merger;

(vi) in the case of Parent, any Event which, either individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect or would reasonably be likely to materially impair or delay the ability of Parent or Parent OP to consummate the Merger; and

(vii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.04 Employment of Company Personnel; Benefit Plans.

(a) Immediately prior to the Partnership Merger Effective Time, the Company and the Company Subsidiaries shall terminate the employment of all of their employees, with such termination in accordance with all applicable Laws, including federal and state “WARN” Act statutes. Parent shall have no obligation to offer to employ, or to employ, any such employees.

(b) Parent shall be responsible for perpetuating the group health plan continuation coverages pursuant to Code section 4980B and ERISA sections 601 through 609 for all employees who were employed by the Company or any Company Subsidiary and their spouses and dependents who are M&A qualified beneficiaries with respect to the Transactions contemplated by this Agreement or whose qualifying event occurs on or after Closing.

(c) Parent shall, or shall cause the Surviving Company to, assume and honor the obligations of the Company and the Company Subsidiaries under each Company Benefit Plan, in accordance with their terms, subject to the right to make amendments or modifications to the extent permitted by such terms. Parent hereby acknowledges that (i) the Merger will constitute a “Change in Control” (or concept of similar import) under the Company Benefit Plans and (ii) as a result of the Merger, the individuals identified in Schedule 6.04(b) will be deemed to have experienced a “Good Reason” event (or concept of similar import), as applicable, for all purposes under the Company Benefit Plans.

(d) Nothing in this Agreement, express or implied, shall (i) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Effective Time, the Surviving Company or any Subsidiary of the Surviving Company or the Surviving Partnership or any Subsidiary of the Surviving Partnership) to amend, modify or terminate any of the Company Benefit Plans or any other benefit or employment plan, program, agreement or arrangement after the Effective Time, or (ii) confer upon any current or former employee or other service provider of the Company or the Company Subsidiaries, any right to employment or continued employment or continued service with the Parent or any of its Affiliates or constitute or create an employment or agreement with, or modify the at-will status of, any employee or other service provider.

6.05 Indemnification.

(a) Parent and Parent OP agree that all rights to indemnification, exculpation and advancement of expenses from liabilities for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the Transactions) in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in the Company Articles, the Company Bylaws, the Company OP Limited Partnership Agreement and the respective comparable organizational documents of the Company Subsidiaries, and any indemnification or other agreements of the Company (in each case, as in effect on the date of this Agreement) shall be assumed by the Surviving Company or the Surviving Partnership, as applicable, in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions (and until such later date as such claims and proceedings arising therefrom shall be finally disposed of), and from and after the Effective Time Parent shall ensure that the Surviving Company and Surviving Partnership comply with and honor the foregoing obligations.

(b) Parent shall cause to be maintained for a period of not less than six (6) years from the Effective Time (and until such later time as any proceedings commenced during such period shall be finally disposed of) the directors’ and officers’ insurance and indemnification policies of the Company and the Company OP in effect on the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less favorable to the Indemnified Parties) with respect to events occurring at or prior to the Effective Time (the “D&O Insurance”) for all Persons who are currently covered by such D&O Insurance, so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the date of this Agreement (such 250% amount, the “Maximum Premium”); provided that (i) if the annual premiums for such D&O Insurance exceed the Maximum Premium, Parent shall maintain the most favorable policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium and (ii) Parent may satisfy their obligations under this Section 6.05(b) by causing the Company and the Company OP, as applicable, to obtain, on or prior to the Closing Date, prepaid (or “tail”) directors’ and officers’ liability insurance policy at Parent’s expense, the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.05(b). Notwithstanding the foregoing, if the Company or the Company OP in its sole discretion elects, by giving written notice to Parent at least two (2)

Business Days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company or the Company OP, as applicable, shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage to have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s or the Company OP’s, as applicable, existing directors’ and officers’ liability policy, and in all other respects to be comparable to such existing coverage).

(c) From and after the Effective Time, to the fullest extent permitted by Law, Parent shall and shall cause the Surviving Company and any Subsidiaries of the Surviving Company, including the Surviving Partnership, to indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company, the Company OP or any Company Subsidiary and any employee of the Company, the Company OP or any Company Subsidiary who acts as a fiduciary under any Company Benefit Plan (each an “Indemnified Party”) against all losses, claims, damages, liabilities, fees and expenses (including reasonable attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request, which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party’s duties as an officer or director of the Company, the Company OP or any Company Subsidiary, including in respect of this Agreement, the Merger and the other Transactions, or as a fiduciary under any Company Benefit Plan. If any action, suit, proceeding or investigation is brought against any Indemnified Party in which indemnification or advancement of expenses could be sought by such Indemnified Party under this Section 6.05(c), the Surviving Company or the Surviving Partnership shall have the right to control the defense thereof after the Effective Time; provided, however, that neither the Surviving Company nor the Surviving Partnership shall settle or compromise or consent to the entry of any judgment or otherwise terminate any claim, action, suit, proceeding or investigation of an Indemnified Party for which indemnification may be sought under this Section 6.05(c) unless such settlement, compromise, consent or termination includes an unconditional release of such Person from all liability arising out of such claim, action, suit, proceeding or investigation or such Person otherwise consents.

(d) This Section 6.05 is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e) In the event that Parent, the Surviving Company or the Surviving Partnership or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or if Parent dissolves or dissolves the Surviving Company or the Surviving Partnership is dissolved then, and in each such case, Parent shall cause the successors and assigns of Parent, the

Surviving Company or the Surviving Partnership, as applicable, to assume the obligations of Parent, the Surviving Company or the Surviving Partnership, as applicable, set forth in this Section 6.05.

(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity, advancement and other obligations provided in this Section 6.05; provided, however, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not legally entitled to indemnification under Law.

6.06 Rule 16b-3 Matters. Prior to the Partnership Merger Effective Time, the Company and Parent shall, as applicable, take all actions, if any, as may be reasonably necessary or appropriate to ensure that any dispositions of Company Common Stock or acquisitions of Parent Common Stock, or dispositions of Company OP Units or acquisitions of Parent OP Common Units (including in each case any derivative securities thereof) pursuant to the Transactions by any individual who is subject to Section 16 of the Exchange Act with respect to the Company or the Company OP are exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, the Company shall promptly furnish Parent with all requisite information for Parent to take the actions contemplated by this Section 6.06.

6.07 Public Announcements. The parties hereto agree that the initial press release to be issued with respect to the Merger shall be in the form heretofore agreed upon by the parties hereto. Except in connection with an Adverse Recommendation Change, so long as this Agreement is in effect, Parent or Parent OP, on the one hand, and the Company and the Company OP, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or obligations pursuant to the listing rules of any national securities exchange.

6.08 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Company shall pay or cause to be paid all Transfer Taxes.

6.09 Stockholder Litigation. The Company shall give prompt notice to Parent of and keep Parent reasonably informed on a current basis with respect to, and Parent shall give prompt notice to the Company of and keep the Company reasonably informed on a current basis with respect to, any claim, action, suit, charge, demand, inquiry, subpoena, proceeding, arbitration, mediation or other investigation commenced or, to such party’s Knowledge, threatened against, relating to or involving such party or the Company OP or Parent OP, respectively, which relate to this Agreement, the Merger or the other Transactions. The Company shall give Parent the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any stockholder litigation (including arbitration proceedings) against the Company, the Company OP or any Company Subsidiary and/or any of their respective directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any stockholder litigation (including arbitration proceedings) against Parent, Parent OP or any Parent Subsidiary and/or any of their respective directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.10 Financing.

(a) Parent, with the cooperation of the Company as provided in Section 6.10(c), shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect, from the date hereof through the earlier of the Closing and the termination of this Agreement, the availability to Parent of the Financing and the effectiveness of the Commitment Letter, (ii) to obtain and consummate the Financing on terms and conditions substantially similar to the Commitment Letter, and (iii) to obtain and consummate any Alternative Financing (as defined below). Parent shall give the Company prompt notice after becoming aware of any material breach or default (or any event or circumstance that would reasonably be expected to result in a breach or default) of any party’s obligations under the Commitment Letter. If, notwithstanding the use by Parent of its reasonable best efforts (with the cooperation of the Company as provided in Section 6.10(c)) to consummate the Financing, any portion of the Financing does not become available in the manner or from the sources contemplated in the Commitment Letter and such portion is reasonably required in order for Parent to satisfy all of Parent’s obligations under this Agreement, including the payment of any amounts required to be paid by Parent pursuant to Article II and of all fees and expenses required to be paid by Parent and reasonably expected to be incurred in connection herewith (the “Necessary Financing”), Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions reasonably acceptable to Parent in an amount such that the aggregate funds together with other financial resources of Parent, including any remaining portion of the Financing and any other cash on hand, will be sufficient to obtain the Necessary Financing and consummate the Transactions (the “Alternate Financing”), and Parent shall provide a true, correct and complete copy of the documents relating to Alternative Financing to the Company.

(b) Notwithstanding anything to the contrary in this Section 6.10, the provisions of Section 6.10 shall not limit in any manner the ability of the Company or Parent to terminate this Agreement in accordance with Section 8.01(b)(i) or Section 8.01(b)(ii) or the Company to terminate this Agreement in accordance with Section 8.01(k), in each case as a result of a Financing Failure, and the sole remedy for any such termination described in Section 8.03(b)(iv) shall be the payment by Parent of the Parent Termination Fee.

(c) Prior to the Closing, the Company agrees to provide, and shall cause the Company Subsidiaries and its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives to provide, all cooperation in connection with the arrangement of the Financing contemplated by the Commitment Letter or any Alternative Financing as may be reasonably requested by Parent, which shall include:

(i) timely furnishing Parent and its financing sources with the Required Information;

(ii) participating in, and assisting with, the Marketing Efforts related to the Financing;

(iii) facilitating the pledging of collateral, including taking all actions reasonably necessary to establish bank and other accounts and blocked account agreements in connection with the foregoing;

(iv) with respect to the Designated Loans of the Designated Lenders set forth on Section 7.02(g)(i) of the Parent Disclosure Letter, obtain at the request of Parent amendments to the loan documents applicable to such Designated Loan to permit (A) Parent and its Affiliates to assume such Specified Existing Debt, (B) unrestricted offers, sales, issuances, transfers, conversions, redemptions and repurchases of common equity or preferred equity of Parent and Parent OP, and (C) mergers, consolidations, reorganizations, liquidations and dissolutions of Subsidiaries of the Parent and/or Parent OP into, or with, one or more of their Subsidiaries

(v) with respect to the Designated Loans of the Designated Lenders set forth on Section 7.02(g)(i) of the Parent Disclosure Letter, obtain at the request of Parent amendments to the loan documents applicable to such Designated Loan to permit prepayment of such Designated Loan at any time on or before the End Date with no increase in the prepayment fee or penalty (whether or not labeled as such);

(vi) assisting Parent and its financing sources in obtaining the items required by Sections (xiii) through (xix) of Schedule B to the Commitment Letter (or similar items related to an alternate debt financing);

(vii) requesting customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and liens under the Specified Existing Debt to be extinguished on the Closing Date;

(viii) taking such actions as are reasonably requested by Parent or its financing sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Financing;

(ix) using commercially reasonable efforts to cause its auditors to cooperate with the Financing; and

(x) using its commercially reasonable efforts to ensure that the Financing benefits from the existing lending relationships of the Company and the Company Subsidiaries;

provided that (A) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries and (B) none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing (other than its own reasonable out-of-pocket costs; provided that Parent shall, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees of one outside counsel) incurred by the Company and the Company Subsidiaries solely and to the extent in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.10(c)). The Company will provide, or cause to be provided, to Parent and its financing sources such information as may be necessary so that the Required Information and Marketing Material is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading. The Company hereby consents to the use of all of its and the Company Subsidiaries’ logos in connection with the Financing. Parent agrees that the execution by the Company or any of the Company Subsidiaries of any documents in connection with the financing for the transactions contemplated by this Agreement will be subject to the consummation of the transactions contemplated hereby at the Closing and such documents will not take effect prior thereto.

6.11 Certain Tax Matters.

(a) Each of Parent and the Company shall use its reasonable best efforts to cause the Company Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes, provided, however, that this sentence shall not restrict the right of Parent with respect to elections made with respect to the consideration to be provided in the Company Merger as provided in this Agreement. Neither Parent nor the Company shall take any action, or fail to take any action, other than actions anticipated by his Agreement, that would reasonably be expected to cause the Company Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Provided that the tax opinions referenced in Section 7.02(e) and Section 7.03(e) have been provided, unless there has been a “determination” (within the meaning of Section 1313(a) of the Code) to the contrary, each of Parent, the Company and the Company stockholders shall report the Company Merger as a reorganization within the meaning of Section 368(a) of the Code, with no gain or loss recognized by the Company or any Company stockholder for federal income tax purposes, except with respect to any cash received by or paid to the Company stockholders.

(b) Each of Parent and the Company shall use its reasonable best efforts to cause the Partnership Merger to be treated as an “asset-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i), with Parent OP being a continuation of Company OP for federal income tax purposes.

6.12 401(k) Plan. The Company shall take any and all actions necessary to terminate the Company’s 401(k) Plan effective immediately before the Closing. The Company shall provide Parent with evidence that the 401(k) Plan has been terminated (effective no later than immediately before the Closing) pursuant to appropriate resolutions and any other necessary corporate action.

6.13 Pre-Closing Dividends.

(a) From and after the date of this Agreement and until the earlier of the termination of this Agreement and the Effective Time, the Company shall not make any dividend or distribution to its stockholders, and the Company OP shall not make any dividend or distribution to its partners, in each case without the prior written consent of Parent in its sole discretion; provided, however, that the written consent of Parent shall not be required for the authorization and payment of (i) distributions required for the Company to maintain its status as a REIT under the Code, (ii) quarterly distributions of up to $0.095 per share of Company Common Stock to the holders thereof for the quarter ending June 30, 2015 and for each quarter thereafter ending prior to the Effective Time and for each partial quarter ending on the Effective Time; provided, however, that the record date of any such dividend must be on or before the date which is ten (10) days prior to the Closing Date, and (iii) a distribution per Company OP Unit in the same amount as a dividend per share of Company Common Stock permitted pursuant to clauses (i) or (ii) above, with the same record and payment dates as such dividends on shares of Company Common Stock. In the event that a distribution with respect to shares of Company Common Stock permitted by this Section 6.13 has (x) a record date prior to the Effective Time and (y) has not been paid as of the Effective Time, the holders of shares of Company Common Stock shall be entitled to receive such distribution at the time such shares are exchanged pursuant to Article II of this Agreement.

(b) From and after the date of this Agreement and until the earlier of the termination of this Agreement and the Effective Time, Parent shall not make any dividend or distribution to its stockholders, and Parent OP shall not make any dividend or distribution to its partners, in each case without the prior written consent of the Company in its sole discretion; provided, however, that the written consent of the Company shall not be required for the authorization and payment of (i) distributions required for Parent to maintain its status as a REIT under the Code, (ii) monthly distributions of up to $0.06 per share of Parent Common Stock to the holders thereof, including for any partial month ending on the Effective Time, and (iii) monthly distributions of up to $0.06 per Parent OP Common Unit to the holders thereof.

ARTICLE VII

CONDITIONS PRECEDENT

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger and consummate the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The Company shall have obtained the Company Stockholder Approval, and Parent shall have been obtained the Parent Stockholder Approval.

(b) No Injunctions or Restraints. No Judgment issued by any Governmental Entity or other Law preventing the consummation of the Merger or the Transactions shall be in effect; provided, however, that prior to asserting this condition, each of the parties hereto shall have complied in all material respects with Section 6.03.

(c) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purposes shall have been initiated by the SEC that have not been withdrawn.

(d) NYSE MKT Listing. The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE MKT, subject to official notice of issuance.

7.02 Additional Conditions to Obligations of Parent and Parent OP. The obligations of Parent and Parent OP to effect the Merger and to consummate the Transactions are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of the Company and the Company OP. (i) The representations and warranties of the Company and the Company OP set forth in the first, second, third, fifth and sixth sentences of Section 3.02(a) (Capital Structure) shall be true and correct in all but de minimis respects at the Closing Date as if made at and as of such time (except to the extent such representations and warranties in Section 3.02(a) expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date); (ii) the representations and warranties of the Company and the Company OP set forth in clause (i) of Section 3.07 (Absence of Certain Changes or Events) and Section 3.22 (Takeover Statutes) shall be true and correct in all respects at the Closing Date as if made at and as of such time; (iii) the representations and warranties of the Company and the Company OP set forth in Section 3.01 (Organization, Standing and Power), Section 3.03 (Authority; Execution and Delivery; Enforceability), Section 3.19 (Vote Required), Section 3.20 (Brokers), and Section 3.23 (Investment Company Act) (disregarding all exceptions and qualifications with regard to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all material respects at the Closing Date as if made at and as of such time; and (iv) each other representation and warranty of the Company and the Company OP contained in this Agreement (disregarding all exceptions and qualifications with regard to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all respects as of the Closing Date (other than representations and warranties that speak as of another date, which shall be true and correct as of such other date), except where the failure to be true and correct does not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company and the Company OP. Except for those obligations that by their nature may not be performed until the Closing, the Company and the Company OP shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Certificate. Parent shall have received a certificate, executed by an officer of the Company, to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

(d) Company Tax Opinion. The Company shall have received and delivered to Parent an opinion of Morrison & Foerster LLP, counsel to the Company, on which Parent shall be entitled to rely, dated as of the Closing Date, that the Company, commencing with its taxable year ended December 31, 2012 was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code. Such opinion shall be based upon customary assumptions and customary representations made by the Company and the Company Subsidiaries.

(e) Section 368 Opinion. Parent shall have received an opinion of its counsel, Pepper Hamilton LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The condition set forth in this Section 7.02(e) shall not be waivable after receipt of the Parent Stockholder Approval, unless further approval of the Parent’s stockholders is obtained with appropriate disclosure. Parent shall have no obligation to seek such further approval.

(f) No Material Adverse Effect. There shall not have been any event, effect, change, discovery, development, state of facts or occurrence that, individually or together with any other event, effect, change, discovery, development, state of facts or occurrence, has had or would reasonably be expected to have a Company Material Adverse Effect.

(g) Amendments to Loan Documents.

(i) Each Designated Lender set forth on Section 7.02(g)(i) of the Parent Disclosure Letter shall have agreed to amend the loan documents applicable to its Designated Loan to permit (A) Parent and its Affiliates to assume such Designated Loan, (B) unrestricted offers, sales, issuances, transfers, conversions, redemptions and repurchases of common equity or preferred equity of Parent and Parent OP, and (C) mergers, consolidations, reorganizations, liquidations and dissolutions of Subsidiaries of Parent and/or Parent OP into, or with, one or more of their Subsidiaries; provided, that in the event any Designated Lender set forth on Section 7.02(g)(i) of the Parent Disclosure Letter has not agreed to any such amendments at least ten (10) Business Days prior to the End Date (as it may be extended pursuant to Section 8.01(b)(i)), Parent and Parent OP shall be deemed to have waived the condition set forth in this Section 7.02(g)(i).

(ii) Each Designated Lender set forth on Section 7.02(g)(i) of the Parent Disclosure Letter shall have agreed to amend the loan documents applicable to its Designated Loan to permit prepayment at any time on or before the End Date with no increase in the prepayment fee or penalty (whether or not labeled as such) from the prepayment fee or penalty for the Designated Loans identified on Section 7.02(g)(ii) of the Parent Disclosure Letter; provided, that in the event any Designated Lender set forth on Section 7.02(g)(i) of the Parent Disclosure Letter has not agreed to any such amendments at least ten (10) Business Days prior to the End Date (as it may be extended pursuant to Section 8.01(b)(i)), Parent and Parent OP shall be deemed to have waived the condition set forth in this Section 7.02(g)(ii).

(h) Termination of Stockholders Agreement. Parent shall have received an instrument evidencing the termination of the Stockholders Agreement, dated as of January 16,

2014, by and among Trade Street Residential, Inc., Senator Global Opportunity Fund LP and Senator Global Opportunity Intermediate Fund L.P. in form and substance satisfactory to Parent, executed by each party thereto.

(i) Lock-Up Agreements. Parent shall have received a lock-up agreement signed by each of Senator Investment Group, LP (“Senator”) and Monarch Alternative Capital LP (“Monarch”) in favor of Parent in the form of Exhibit A hereto.

(j) 401(k) Plan. The Company shall have delivered evidence that the Company has adopted resolutions, in form and substance satisfactory to Parent, terminating the Company’s 401(k) Plan.

7.03 Additional Conditions to Obligations of the Company and the Company OP. The obligations of the Company and the Company OP to effect the Merger and to consummate the Transactions are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of Parent, Parent OP, OP Merger Sub and IRT LP LLC. (i) The representations and warranties of Parent, Parent OP, OP Merger Sub and IRT LP LLC set forth in the first, second, third, fifth and sixth sentences of Section 4.02(a) (Capital Structure) shall be true and correct in all but de minimis respects at the Closing Date as if made at and as of such time (except to the extent such representations and warranties in Section 4.02(a) expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date); (ii) the representations and warranties of Parent, Parent OP, OP Merger Sub and IRT LP LLC set forth in clause (i) of Section 4.07 (Absence of Certain Changes or Events) and Section 4.22 (Takeover Statutes) shall be true and correct in all respects at the Closing Date as if made at and as of such time; (iii) the representations and warranties of Parent, Parent OP, OP Merger Sub and IRT LP LLC set forth in Section 4.01 (Organization, Standing and Power), Section 4.03 (Authority; Execution and Delivery; Enforceability), Section 4.19 (Vote Required), Section 4.20 (Brokers), and Section 4.24 (Investment Company Act) (disregarding all exceptions and qualifications with regard to materiality or Parent Material Adverse Effect contained therein) shall be true and correct in all material respects at the Closing Date as if made at and as of such time; and (iv) each other representation and warranty of Parent, Parent OP, OP Merger Sub and IRT LP LLC contained in this Agreement shall be true and correct in all respects as of the Closing Date (other than representations and warranties that speak as of another date, which shall be true and correct as of such other date), except where the failure to be true and correct does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Parent OP. Except for those obligations that by their nature may not be performed until the Closing, Parent or Parent OP shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Certificate. The Company shall have received a certificate, executed by an officer of Parent, to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

(d) Parent Tax Opinion. Parent shall have received and delivered to the Company an opinion of Pepper Hamilton LLP, counsel to Parent, on which the Company shall be entitled to rely, dated as of the Closing Date, that Parent, commencing with its taxable year ended December 31, 2011 was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code and its current and proposed method of operation will enable it to continue to qualify for taxation as a REIT for its taxable year ending on or before December 31, 2015. Such opinion shall be based upon customary assumptions and customary representations made by Parent and the Parent Subsidiaries.

(e) Section 368 Opinion. The Company shall have received an opinion of its counsel, Morrison & Foerster LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The condition set forth in this Section 7.03(e) shall not be waivable after receipt of the Company Stockholder Approval, unless further approval of the Company’s stockholder is obtained with appropriate disclosure.

(f) No Material Adverse Effect. There shall not have been any event, effect, change, discovery, development, state of facts or occurrence that, individually or together with any other event, effect, change, discovery, development, state of facts or occurrence, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time prior to the Partnership Merger Effective Time as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) upon written notice to the other party, if the Merger shall not have been consummated on or before 5:00 p.m. (Eastern time) on October 15, 2015 (the “End Date”); provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party (including, with respect to the Company, the Company OP, and with respect to Parent, Parent OP) whose failure to comply with Section 6.03 or any other provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; provided, further, that (A) if ten (10) Business Days prior to the End Date, all conditions to Closing set forth in Section 7.01 and Section 7.02 are satisfied except for the condition in Section 7.02(g)(i) or the condition in Section 7.02(g)(ii), and (B) Parent provides the Company with evidence that the effectiveness of the Commitment Letter has been extended until at least December 31, 2015 or has otherwise entered into a commitment letter with respect to an Alternative Financing with that is effective until at least December 31, 2015, then, upon the election of Parent, in its reasonable discretion, the End Date then in effect may be extended to December 31, 2015 (and in the case of any extension pursuant to this Section 8.01(b)(i), any reference to the End Date in this or any other provision of this Agreement shall be a reference to the End Date, as extended); or

(ii) if the conditions to Closing set forth in Section 7.01 and Section 7.02 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) and Parent is unable to satisfy its obligation to effect the Closing at such time because of a Financing Failure; provided, however, that, prior to the End Date, Parent will not be permitted to terminate this Agreement pursuant to this 8.01(b)(ii) if Parent has materially and willfully, intentionally or knowingly breached Section 6.10;

(c) by either Parent or the Company, upon written notice to the other party, if any Governmental Entity of competent jurisdiction has issued or enacted any Law or taken any other action (including the failure to have taken an action), which in either such case has become final and non-appealable, that has the effect of restraining, enjoining or otherwise prohibiting consummation of the Merger; provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party (including, with respect to the Company, the Company OP, and with respect to Parent, Parent OP) whose failure to comply with Section 6.03 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(d) by either Parent or the Company, upon written notice to the other party, if adoption of this Agreement fails to receive the Company Stockholder Approval at a duly held Company Stockholder Meeting at which the Merger has been voted upon; provided, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to the Company if the failure to obtain the Company Stockholder Approval was primarily due to the Company’s failure to perform any of its obligations under this Agreement;

(e) by either Parent or the Company, upon written notice to the other party, if adoption of this Agreement fails to receive the Parent Stockholder Approval at the Parent Stockholder Meeting; provided, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to Parent if the failure to obtain the Parent Stockholder Approval was primarily due to Parent’s failure to perform any of its obligations under this Agreement;

(f) by the Company, upon written notice to Parent, or by Parent, upon written notice to the Company, if the Company effects an Adverse Recommendation Change in accordance with Section 5.03(b);

(g) by Parent, upon written notice to the Company, if the Company enters into an Alternative Acquisition Agreement;

(h) by the Company, upon written notice to Parent, at any time prior to the receipt of the Company Stockholder Approval, if, concurrently with such termination, the Company enters into an Alternative Acquisition Agreement in accordance with Section 5.03(b); provided, that any purported termination by the Company pursuant to this paragraph shall be void and of no force or effect unless the Company pays to Parent a fee of $12,000,000 (the “Company Termination Fee”) in accordance with Section 8.03(b)(iii);

(i) by Parent, upon written notice to the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or the Company OP set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 7.01 or Section 7.02 not to be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from Parent to the Company and two (2) Business Days before the End Date; provided, that neither Parent nor Parent OP is then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.01 or Section 7.03 not to be satisfied;

(j) by the Company, upon written notice to Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Parent OP set forth in this Agreement has occurred that would cause the conditions set forth in Section 7.01 or Section 7.03 not to be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from the Company to Parent and two (2) Business Days before the End Date; provided, that neither the Company nor the Company OP is then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.01 or Section 7.02 not to be satisfied;

(k) by the Company, upon written notice to Parent, if the Closing has not occurred within two (2) Business Days after the Company has delivered written notice to Parent that all conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions at such time) and the Company is ready, willing and able to effect the Closing;

(l) by the Company, in the event that the Computed Stock Consideration Per Share Ratio as of the Closing Date is less than forty percent (40.0%) or

(m) by the Company, in the event that, during the Specified Period the Parent Stock Price Decline, if any, exceeds the RMZ Decline, if any, by 15% or more.

8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Affiliates; provided, that the last sentence of Section 6.02, this Article VIII and Article IX shall survive any such termination. Notwithstanding anything in this Agreement to the contrary, no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any fraud or an Intentional Breach of this Agreement. For purposes of the foregoing, “Intentional Breach” shall mean a material breach that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of this Agreement.

8.03 Fees and Expenses.

(a) Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expense; provided, however, that (i) in the event of a termination by Parent or the Company pursuant to Section 8.01(d) or Section 8.01(f) or by the Company pursuant to Section 8.01(m), then the Company shall pay, or cause to be paid, to Parent the Parent Expense Amount, and (ii) in the event of a termination by Parent or the Company pursuant to Section 8.01(e), then Parent shall pay, or cause to be paid, to Company the Company Expense Amount. For purposes of this Agreement:

(A) “Expenses” means all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the preparation, negotiation, execution and performance of this Agreement, the making or obtaining of any required filings, notices or approvals of any Governmental Entities in connection therewith, the preparation, printing, filing and mailing of the Joint Proxy Statement and the solicitation of the Company Stockholder Approval or Parent Stockholder Approval, as applicable, and all other matters related to the closing of the Transactions.

(B) “Parent Expense Amount” means (i) 100% of the amount of Expenses of Parent up to $2,500,000 and (ii) 50% of all Expenses of Parent exceeding $2,500,000; provided that the aggregate Parent Expense Amount shall not exceed $5,000,000.

(C) “Company Expense Amount” means (i) 100% of the amount of Expenses of the Company up to $2,500,000 and (ii) 50% of all Expenses of the Company exceeding $2,500,000; provided that the aggregate Company Expense Amount shall not exceed $5,000,000.

(b) If this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 8.01(b), Section 8.01(d) or Section 8.01(f) and (A) in the case of a termination pursuant to Section 8.01(b), the Company Stockholder Approval shall not have been obtained prior to such termination, and (B) in any such case (x) the condition in Section 7.01(b) has been satisfied, (y) a Company Takeover Proposal has been publicly announced after the date hereof and not publicly withdrawn without qualification before such termination and (z) within 12 months after the Termination Date, the Company consummates a transaction regarding, or executes a definitive agreement with respect to, a Company Takeover Proposal (whether or not the same Company Takeover Proposal as that referred to in clause (y)), then the Company shall pay Parent, concurrently with the earlier of the consummation of such transaction or execution of such definitive agreement, the Company Termination Fee (less any Parent Expense Amount previously paid pursuant to Section 8.03(a)(i) above); provided that, for purposes of this Section, “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(a), except that the reference to “20%” in the definition thereof shall be deemed to be references to “50%”.

(ii) by Parent pursuant to Section 8.01(g), then the Company shall pay Parent, within three (3) Business Days of the Termination Date, the Company Termination Fee;

(iii) by the Company pursuant to Section 8.01(h), then the Company shall pay Parent, concurrently with such termination, the Company Termination Fee;

(iv) by Parent or the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(ii) or by the Company pursuant to Section 8.01(k), and at the time of any such termination each of the conditions set forth in Section 7.01 and Section 7.02 has been satisfied (A) other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied, and (B) other than the conditions set forth in Section 7.02(g)(i) and (g)(ii)), then Parent shall pay or cause to be paid to the Company, within three (3) Business Days of the Termination Date, a fee of $25,000,000 (the “Parent Termination Fee”).

(c) Any payments pursuant to this Section 8.03 shall be paid by wire transfer of immediately available funds to the accounts designated in writing by the payee. Each party acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, the other party would not enter into this Agreement. Accordingly, if a party fails to promptly pay an amount due pursuant to this Section 8.03 and, in order to obtain such payment, the other party commences an action that results in a final judgment against such party for such amount or any portion thereof, such party shall pay the other party’s reasonable costs and expenses (including court costs, attorneys’ fees and expenses) in connection therewith, together with interest on the amount of such judgment, from the date such payment was required to be made through the date of payment, at the U.S. Dollar prime rate of interest as reported by The Wall Street Journal in effect on the date of such payment. Each party agrees that the payment of the amounts specified in this Section 8.03 are liquidated damages and not a penalty, and are a reasonable amount that will compensate the parties for the efforts and resources expended and opportunities foregone while negotiating this Agreement and relying on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(d) Notwithstanding anything to the contrary in this Agreement, except as contemplated by Section 8.02, in the event of the termination of this Agreement the rights of each party pursuant to this Section 8.03 shall be the sole and exclusive remedy (at law or in equity, on any theory of liability, including on account of punitive damages) of such party and its Subsidiaries against the other party, its Subsidiaries and each of their former, current or future directors, officers, employees, stockholders, members, managers, partners, agents and assigns (each, a “Related Party”) for any and all losses or damages suffered as a result of the failure of the Transactions to be consummated, any breach of this Agreement or otherwise relating hereto or thereto, and upon payment of the amounts contemplated by this Section 8.03, if and when due, none of such party or its Related Parties shall have any further liability or obligation relating thereto or arising therefrom.

8.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval and Parent Stockholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment or waiver that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (b) after receipt of the Parent Stockholder Approval, there shall be made no amendment or waiver that by Law requires further approval by the stockholders of Parent without the further approval of such stockholders, (c) no amendment shall be made to this Agreement after the Effective Time, and (d) Sections 8.07, 9.08, 9.09, 9.10, 9.11 and 9.13(d) and this Section 8.04 shall not be amended or otherwise modified in any way that adversely affects the rights of any Financing Source without the prior written consent of the Financing Sources. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.05 Extension; Waiver. At any time prior to the Partnership Merger Effective Time, the parties hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.04, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.04, no extension or waiver by the Company shall require the approval of the stockholders of the Company and no extension or waiver by Parent shall require the approval of the stockholders of Parent. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

8.06 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require in the case of Parent or the Company, action by its board of directors or the duly authorized designee of its board of directors. Termination of this Agreement prior to the Partnership Merger Effective Time shall not require the approval of the stockholders of the Company or the approval of the stockholders of Parent.

8.07 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the parties hereto agree, on behalf of themselves and each of their former, current or future officers, directors, managers, employees, members, partners, shareholders, agents and other representatives and Affiliates (the “Applicable Parties”), that the Financing Sources, each other lender participating in the financing contemplated by the Commitment Letter and each of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives and Affiliates and each of their successors and assigns, shall be subject to no liability or claims to the Applicable Parties in connection with financing any portion of the debt contemplated by the Commitment Letter or in any way relating to this Agreement or any of the Transactions, whether at law, in equity, in contract, in tort or otherwise.

ARTICLE IX

GENERAL PROVISIONS

9.01 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when transmitted (providing confirmation of transmission) if sent by facsimile transmission (provided that any notice provided by facsimile transmission on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) upon acknowledgment of receipt of such notice b the intended recipient if sent by email; or (d) when sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service, three (3) days after mailing (one (1) Business Day in the case of express mail or overnight courier service); as follows (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, Parent OP, OP Merger Sub or IRT LP LLC, to

Independence Realty Trust, Inc.

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Facsimile: (215) 405-2945

Attention: James Sebra and Jamie Reyle

Email:	jsebra@raitft.com
jreyle@raitft.com

with a copy to:

Pepper Hamilton LLP

Two Logan Square

Eighteen and Arch Streets

Philadelphia, PA 19103

Facsimile: (215) 981-4750

Attention: Michael Friedman, Esq. and Matthew Greenberg, Esq.

Email:	friedmam@pepperlaw.com
greenbmm@pepperlaw.com

(b) if to the Company or Company OP, to

Trade Street Residential, Inc.

19950 West Country Club Drive

Suite 800

Aventura, Florida 33180

Facsimile: (786) 248-3679

Attention: Richard Ross

Email: rross@trade-street.com

with a copy to:

Morrison & Foerster LLP

2000 Pennsylvania Avenue, N.W.

Suite 6000

Washington, D.C. 20006

Facsimile: (202) 887-0763

Attention: John Good, Esq. and David P. Slotkin, Esq.

Email:	jgood@mofo.com
dslotkin@mofo.com

9.03 Definitions.

(a) For purposes of this Agreement:

“Additional Elected Cash Consideration Per Share” means an amount of additional cash per share elected pursuant to a Parent Additional Cash Election, which amount shall not exceed the product of Computed Merger Consideration Per Share immediately prior to any Parent Additional Cash Election times sixty percent (60.0%), rounded down to the nearest cent, minus $3.80.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.

“Cash Election Adjustment Amount” shall apply only in the event that (1) Parent makes a Parent Additional Cash Election, (2) the Computed Stock Consideration Per Share Ratio on the Closing Date is less than forty percent (40%), and (3) the Company does not terminate this Agreement pursuant to Section 8.01(l), in which event the Per Share Cash Amount shall be reduced to sixty percent (60.0%) of the Computed Merger Consideration Per Share on the Closing Date rounded down to the nearest cent.

“Closing Average Parent Stock Price” means the 20-Day VWAP of Parent Common Stock on the NYSE MKT, as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent) for the period of twenty (20) consecutive Trading Days ending on (and including) the Trading Day that is five (5) Trading Days prior to the Closing Date.

“Closing Date Company Merger Consideration Value” means the sum of (i) the aggregate Share Cash Consideration, plus (ii) the product obtained by multiplying (A) the aggregate number of shares constituting the Share Stock Consideration, and (B) the Parent Closing Stock Price.

“Company Articles” means the charter of the Company.

“Company Bylaws” means the Third Amended and Restated Bylaws of the Company, as amended.

“Company Material Adverse Effect” means any change, development, event, effect or occurrence (each, an “Event”) that (i) has a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) will or would reasonably be expected to prevent or materially impair or delay the ability of the Company or the Company OP to consummate the Merger; provided, however, that for purposes of clause (i) of this definition, “Company Material Adverse Effect” shall not include any Event to the extent arising out of or resulting from: (A) any Event generally affecting (1) the geographic regions or industry in which the Company and the Company Subsidiaries primarily operate or (2) the economy, or financial, credit, foreign exchange, securities or capital markets (including changes in interest rates or exchange rates), including any disruption thereof, in the United States or elsewhere in the world or (B) any of the following: (1) changes in applicable Law or applicable accounting regulations or principles or interpretations thereof, (2) any Event directly or indirectly attributable to the announcement or pendency of this Agreement or the anticipated consummation of the Merger and the other Transactions (including compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken, delayed or omitted to be taken by the Company at the request or with the prior consent of Parent or Parent OP or otherwise pursuant to the terms hereof), including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, tenants, or lenders, (3) national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism, sabotage, strikes, freight embargoes or similar calamity or crisis, (4) fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornados or other natural disasters, (5) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections or predictions (whether such projections or predictions were made by the Company or independent third parties) or internal projections (it being understood and agreed that any Event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), or (6) any damage or destruction of any Company Property that is substantially covered by insurance, which in the case of each of clauses (A)(1), (A)(2), (B)(1), and (B)(3) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate, and in the case of clause (B)(4) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and the Company Subsidiaries operate in the geographic regions in which the Company and the Company Subsidiaries operate or own or lease properties.

“Company OP Limited Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Company OP, dated March 26, 2013, as amended by Amendment No. 1 to Second Amended and Restated Agreement of Limited Partnership of Company OP, dated February 23, 2014.

“Company Permitted Liens” means (i) Liens for Taxes not yet due and payable, that are payable without penalty and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, arising in the ordinary course of business of the Company or any Company Subsidiary, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Company Subsidiary, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iv) Laws, including zoning regulations and restrictions, that are imposed by any Governmental Entity having jurisdiction thereon that do not interfere materially with the present use of such property or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property; (v) any tenant leases, any title exception disclosed in any Company Title Insurance Policy (whether material or immaterial), any matter shown on an ALTA/ASCM survey obtained by the Company with respect to any Company Property, Liens and obligations arising under the Company Material Contracts (including but not limited to any Lien securing mortgage debt that is a Designated Loan) all of which individually or in the aggregate do not materially and adversely affect the use of any Company Property; (vi) with respect to real property, easements, rights of way, restrictive covenants, declarations and agreements affecting use or occupancy, or reservations of an interest in title which individually or in the aggregate do not materially and adversely affect the use of any Company Property; (vii) Liens imposed or promulgated by law or any Governmental Entity; (viii) Liens included in any Company or Company Subsidiary space lease with respect to real property provided that they do not materially adversely affect the use of any Company Property; and (vii) other Liens being contested in the ordinary course of business and consistent with past practice, in good faith, provided an appropriate reserve has been established therefor on the Company’s balance sheet.

“Company Stockholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting on the Company Merger and the other Transactions.

“Company Stockholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiaries” means the Company OP and any Subsidiary of the Company or the Company OP.

“Computed Cash Consideration Per Share” means $3.80 plus any Additional Elected Cash Consideration Per Share.

“Computed Merger Consideration Per Share” means, at each relevant time under this Agreement, the sum of (i) the Computed Cash Consideration Per Share, plus (ii) the Computed Stock Consideration Per Share.

“Computed Stock Consideration Per Share” means, at each relevant time under this Agreement, $3.80, times a fraction the numerator of which is the Parent Closing Stock Price at the time of such computation and the denominator of which is $9.25 (with the result being rounded down to the nearest cent), minus any Additional Elected Cash Consideration Per Share.

“Computed Stock Consideration Per Share Ratio” means, at each relevant time under this Agreement, the Computed Stock Consideration Per Share divided by the Computed Merger Consideration Per Share, expressed as a percentage and rounded down to the nearest percent.

“Designated Lender” means each of the lenders set forth on Section 7.02(g)(i) of the Parent Disclosure Letter.

“Designated Loan” means, in respect of each Designated Lender, the loan made by such Designated Lender and identified on Section 7.02(g)(ii) of the Parent Disclosure Letter.

“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Exchange Ratio” means a number equal to the quotient determined by dividing (i) $7.60 less the Per Share Cash Amount, by (ii) $9.25, and rounding the result to the nearest 1/10,000.

“Financing Failure” means a refusal or other failure, for any reason, on the part of any Person (other than Parent or its Affiliates) that has executed the Commitment Letter or any definitive financing document relating to any of the Financing, or on the part of any other Person obligated or expected at any time to provide any portion of such Financing.

“Financing Source” means each Person that is party to, and agrees to provide or arrange all or any portion of the Necessary Financing (or any Alternate Financing).

“Form S-4” means a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus, together with any amendments or supplements thereto.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) polychlorinated biphenyls, mold, methane, asbestos and radon, and (iv) any other contaminant, substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Joint Proxy Statement” means a joint proxy statement/prospectus in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting, together with any amendments or supplements thereto.

“Knowledge” means, with respect to any matter in question, (i) as to the Company, the actual knowledge of the Persons listed on Schedule 9.03(b)(i), and (ii) as to Parent, the actual knowledge of the Persons listed on Schedule 9.03(b)(ii).

“Legal Proceeding” means any private or governmental action, inquiry, claim, charge, complaint, demand, proceeding, suit, hearing, litigation, arbitration, mediation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Marketing Efforts” means all activity undertaken (or proposed to be undertaken) in connection with the syndication or other marketing of the Financing, including (a) the direct participation by the Company’s senior management team in (i) the preparation of the Marketing Material and due diligence sessions related thereto and (ii) road shows and meetings with prospective lenders and debt investors, and (b) the delivery of customary authorization letters, confirmations and undertakings in connection with the Marketing Material (including with respect to presence or absence of material non-public information and accuracy of the information contained therein).

“Marketing Material” means each of the following: (a) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of the Company and the Subsidiaries of the Company, including all information relating to the transactions contemplated hereunder, and (b) all other marketing material contemplated by the Financing documents (as in effect on the date hereof, or the corresponding provision of any amendment, restatement, amendment and restatement, supplement, modification or replacement thereof) or reasonably requested by the Parent or its financing sources in connection with the syndication or other marketing of the Financing.

“Merger Consideration” means collectively, the Share Merger Consideration and the Unit Merger Consideration.

“Outside Limited Partners” means the limited partners of the Company OP other than the Company and the Company Subsidiaries.

“Parent Additional Cash Election” means an election by Parent, delivered by written notice to the Company at least two (2) Business Days prior to the date of the Company Stockholder Meeting, to increase the Per Share Cash Amount from $3.80 to an amount that, at the time of such election, does not exceed sixty percent (60.0%) of the Computed Merger Consideration Per Share computed immediately prior to making such Parent Additional Cash Election.

“Parent Closing Stock Price” means the closing price per share of Parent Common Stock on the NYSE MKT on the last trading day immediately prior to a relevant determination date under this Agreement.

“Parent Common Stock” means shares of common stock, par value $0.01 per share, of Parent.

“Parent Material Adverse Effect” means any Event that (i) has a material adverse effect on the business, assets, properties, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (ii) will or would reasonably expected to prevent or materially impair or delay the ability of Parent, Parent OP, OP Merger Sub or IRT LP LLC to consummate the Merger; provided, however, that for purposes of clause (i) of this definition, “Parent Material Adverse Effect” shall not include any Event to the extent arising out of or resulting from: (A) any Event generally affecting (1) the geographic regions or industry in which Parent and the Parent Subsidiaries primarily operate or (2) the economy, or financial, credit, foreign exchange, securities or capital markets (including changes in interest rates or exchange rates), including any disruption thereof, in the United States or elsewhere in the world or (B) any of the following: (1) changes in applicable Law or applicable accounting regulations or principles or interpretations thereof, (2) any Event directly or indirectly attributable to the announcement or pendency of this Agreement or the anticipated consummation of the Merger and the other Transactions (including compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken, delayed or omitted to be taken by Parent at the request or with the prior consent of the Company or Company OP or otherwise pursuant to the terms hereof), including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, tenants, or lenders, (3) national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism, sabotage, strikes, freight embargoes or similar calamity or crisis, (4) fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornados or other natural disasters, (5) any decline in the market price, or change in trading volume, of the capital stock of Parent or any failure to meet publicly announced revenue or earnings projections or predictions (whether such projections or predictions were made by Parent or independent third parties) or internal projections (it being understood and agreed that any Event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a Parent Adverse Effect), or (6) any damage or destruction of any Parent Property that is substantially covered by insurance, which in the case of each of clauses (A)(1), (A)(2), (B)(1), and (B)(3) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and the Parent Subsidiaries operate, and in the case of clause (B)(4) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and the Parent Subsidiaries operate in the geographic regions in which Parent and the Parent Subsidiaries operate or own or lease properties.

“Parent OP Common Units” means common units of limited partnership interests in Parent OP.

“Parent Permitted Liens” means (i) Liens for Taxes not yet due and payable, that are payable without penalty and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of Parent (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, arising in the ordinary course of business of Parent or any Parent Subsidiary, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Parent or any Parent Subsidiary, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iv) Laws, including zoning regulations and restrictions, that are imposed by any Governmental Entity having jurisdiction thereon that do not interfere materially with the present use of such property or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property; (v) any tenant leases, any title exception disclosed in any Parent Title Insurance Policy (whether material or immaterial), any matter shown on an ALTA/ASCM survey obtained by Parent with respect to any Parent Property, Liens and obligations arising under the Parent Material Contracts (including but not limited to any Lien securing mortgage debt that is a Designated Loan) all of which individually or in the aggregate do not materially and adversely affect the use of any Parent Property; (vi) with respect to real property, easements, rights of way, restrictive covenants, declarations and agreements affecting use or occupancy, or reservations of an interest in title which individually or in the aggregate do not materially and adversely affect the use of any Parent Property; (vii) Liens imposed or promulgated by law or any Governmental Entity; (viii) Liens included in any Parent or Parent Subsidiary space lease with respect to real property provided that they do not materially adversely affect the use of any Parent Property; and (ix) other Liens being contested in the ordinary course of business and consistent with past practice, in good faith, provided an appropriate reserve has been established therefor on the Parent’s balance sheet.

“Parent Stock Price Decline” means, in the event the Closing Average Parent Stock Price is less than the Signing Average Parent Stock Price, the percentage equal to the quotient obtained by dividing (i) the Signing Average Parent Stock Price, less the Closing Average Parent Stock Price, divided by (ii) the Signing Average Parent Stock Price.

“Parent Stockholder Approval” means the affirmative vote of a majority of the votes cast by the holders of the outstanding Parent Common Stock entitled to vote at the Parent Stockholder Meeting on the issuance of Parent Common Stock in the Company Merger (including Parent Common Stock issuable upon redemption of Parent OP Common Units issued in the Partnership Merger) as contemplated by this Agreement.

“Parent Stockholder Meeting” means the meeting of the holders of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement or adjournment thereof.

“Parent Subsidiaries” means any Subsidiary of Parent.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Per Share Cash Amount” means $3.80 plus any Additional Elected Cash Consideration Per Share; provided that, if the Cash Election Adjustment Amount applies, as provided for in the definition of the term “Cash Election Adjustment Amount” then the Per Share Cash Amount shall be equal to sixty percent (60.0%) of the Computed Merger Consideration Per Share on the Closing Date rounded down to the nearest cent.

“Representatives” means, with respect to any Person, any officer, director or employee of, or any investment banker, attorney, accountant, consultant or other advisor or representative of such Person.

“Required Information” means (a) all financial statements, pro forma financial information and data regarding the Company and the Company Subsidiaries required to satisfy the conditions set forth in the Financing documents (as in effect on the date hereof, or the corresponding provision of any amendment, restatement, amendment and restatement, supplement, modification or replacement thereof), including any financial information and data of the Company and the Company Subsidiaries reasonably requested by Parent to prepare, or be included in, such pro forma financial statements and (b) all business and financial information and data with respect to the Company and the Company Subsidiaries and their businesses and industries as are reasonably required or requested by the financing sources in respect of the Financing or Parent for preparation of, or are customarily included in, Marketing Materials for the Financing, in the type and form necessary for or customarily included in such Marketing Materials (including all information contemplated by Financing documents (as in effect on the date hereof, or the corresponding provision of any amendment, restatement, amendment and restatement, supplement, modification or replacement thereof)).

“RMZ Decline” means, in the event the average closing value of the MSCI US REIT Index (“RMZ”) for the period of twenty (20) consecutive Trading Days ending on the date five days prior to the Closing Date (the “Closing RMZ Average”), as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent, is less than the average closing value of the RMZ for the period of twenty (20) consecutive Trading Days ending on (and including) the Trading Day that is immediately prior to the date of this Agreement (the “Signing RMZ Average”), the percentage equal to the quotient obtained by dividing (i) the Signing RMZ Average, less the Closing RMZ Average, divided by (ii) the Signing RMZ Average.

“Signing Average Parent Stock Price” means the 20-Day VWAP of Parent Common Stock on the NYSE MKT, as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent) for the period of twenty (20 consecutive Trading Days ending on (and including) the Trading Day that is immediately prior to the date of this Agreement.

“Specified Period” means the period commencing on the date of this Agreement and ending on the date five (5) days prior to the Closing Date.

A “Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, REIT or other organization, whether incorporated or unincorporated, of which at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Taxes” means any and all taxes and other similar charges, fees, levies and assessments of any kind, including income, gross receipts, excise, property, sales, franchise, transfer and recording taxes, including estimated taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), imposed by any Taxing Authority.

“Tax Protection Agreements” means any agreement to which the Company or any Company Subsidiary is a party pursuant to which the Company or any Company Subsidiary has agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular owner, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner, in each case for Tax reasons.

“Trading Day” shall mean a day on which shares of Parent Common Stock are traded on the NYSE MKT.

“20-Day VWAP” shall mean the number mathematically computed by (A) multiplying (i) the closing price of the Parent Common Stock on the NYSE MKT for each of the twenty (20) Trading Days prior to the applicable measurement date by (ii) the trading volume of the Parent Common Stock reported by the NYSE MKT for each such Trading Day; (B) determining the sum of the product of (A) above for such 20-day period; and (C) dividing such sum by the cumulative trading volume of the Parent Common Stock reported by the NYSE MKT for such 20-day period.

(b) The following terms shall have the respective meanings set forth in the Section set forth opposite such term:

Acceptable Confidentiality Agreement	Section 5.03(a)
Adverse Recommendation Change	Section 5.03(b)
Agreement	Preamble
Alternate Financing	Section 6.10
Alternative Acquisition Agreement	Section 5.03(b)
Applicable Parties	Section 8.07
Book-Entry Shares	Section 2.03(c)(i)
Bankruptcy and Equity Exception	Section 3.03(a)

Cancelled Shares	Section 2.01(b)
Capital Expenditures	Section 5.01(m)
Certificates	Section 2.03 (c)(i)
Closing	Section 1.03
Closing Date	Section 1.03
Code	Recitals
Commitment Letter	Section 4.23(a)
Company	Preamble
Company Benefit Plans	Section 3.10(a)
Company Board	Recitals
Company Capital Stock	Section 3.02(a)
Company Common Stock	Section 2.01(a)(i)
Company Disclosure Letter	Article III
Company ERISA Affiliate	Section 3.10(j)
Company Expense Amount	Section 8.03(a)(C)
Company Intellectual Property	Section 3.15
Company Lease	Section 3.14(d)
Company Material Contract	Section 3.16(a)
Company Merger	Recitals
Company OP	Preamble
Company OP GP	Recitals
Company OP GP Approval	Section 3.03(c)
Company OP Unit	Section 2.02(a)(i)
Company Preferred Stock	Section 3.02(a)
Company Properties	Section 3.14(a)
Company Real Property Leases	Section 3.14(i)
Company Restricted Stock	Section 2.05
Company SEC Documents	Section 3.05(a)
Company Specified Action	Section 3.11
Company Takeover Proposal	Section 5.03(a)
Company Termination Fee	Section 8.01(h)
Company Title Insurance Policy	Section 3.14(f)
Company Voting Agreements	Recitals
Confidentiality Agreement	Section 6.02
Consent	Section 3.04(b)
Contract	Section 3.04(a)
D&O Insurance	Section 6.05(b)
DLLCA	Recitals
DRULPA	Recitals
Effective Time	Section 1.04(b)
End Date	Section 8.01(b)
Environmental Permits	Section 3.13(a)
ERISA	Section 3.10(a)
Exchange Act	Section 3.04(b)
Exchange Fund	Section 2.03(b)
Exchanged OP Units	Section 2.02(b)

Expenses	Section 8.03(a)(A)
Filed Company SEC Documents	Article III
Filed Parent SEC Documents	Article IV
Financing	Section 4.23(a)
GAAP	Section 3.05(c)
Governmental Entity	Section 3.04(b)
Indemnified Party	Section 6.05(c)
Intervening Event	Section 5.03(b)
IRS	Section 3.08(a)
IRT LP LLC	Preamble
Judgment	Section 3.04(a)
Law	Section 3.04(a)
Leased Company Properties	Section 3.14(a)
Leased Company Property	Section 3.14(a)
Leased Parent Properties	Section 4.14(a)
Leased Parent Property	Section 4.14(a)
Letter of Transmittal	Section 2.03(c)(i)
Liens	Section 3.02(c)
Losses	Section 6.05(c)
Maryland Court	Section 9.09
Maximum Premium	Section 6.05(b)
Measurement Date	Section 3.02(a)
Merger	Recitals
MGCL	Recitals
Monarch	Section 7.02(h)
Necessary Financing	Section 6.10
NYSE MKT	Section 2.08
OP Merger Sub	Preamble
Owned Company Properties	Section 3.14(a)
Owned Company Property	Section 3.14(a)
Owned Parent Properties	Section 4.14(a)
Owned Parent Property	Section 4.14(a)
Parent	Preamble
Parent Benefit Plans	Section 4.10(b)
Parent Board	Recitals
Parent Capital Stock	Section 4.02(a)
Parent Disclosure Letter	Article IV
Parent ERISA Affiliate	Section 4.10(f)
Parent Expense Amount	Section 8.03(a)(B)
Parent Intellectual Property	Section 4.15
Parent Lease	Section 4.14(d)
Parent Material Contract	Section 4.16(a)
Parent OP	Preamble
Parent OP GP Approval	Section 4.03(c)
Parent Preferred Stock	Section 4.02(a)
Parent Properties	Section 4.14(a)

Parent Real Property Leases	Section 4.14(i)
Parent SEC Documents	Section 4.05(a)
Parent Specified Action	Section 4.11
Parent Termination Fee	Section 8.03(b)(iv)
Parent Title Insurance Policy	Section 4.14(f)
Parent Voting Agreements	Recitals
Partnership Certificate of Merger	Section 1.04(a)
Partnership Merger	Recitals
Partnership Merger Effective Time	Section 1.04(a)
Paying Agent	Section 2.03(a)
Paying Agent Agreement	Section 2.03(a)
Permit	Section 3.12
REIT	Section 3.08(b)
Related Party	Section 8.03(d)
SDAT	Section 1.04(b)
SEC	Article III
Securities Act	Section 3.16(a)(i)
Senator	Section 7.02(h)
Share	Section 2.01(a)(i)
Share Cash Consideration	Section 2.01(a)(i)(1)
Share Merger Consideration	Section 2.01(a)(i)
Share Stock Consideration	Section 2.01(a)(i)(2)
SOS	Section 1.04(a)
Superior Company Proposal	Section 5.03(a)
Surviving Company	Section 1.01(b)(ii)
Surviving Partnership	Section 1.01(a)
Tax Returns	Section 3.08(a)
Termination Date	Section 8.01
Transactions	Recitals
Transfer Taxes	Section 6.08
Unit Cash Consideration	Section 2.02(a)(i)(1)
Unit Merger Consideration	Section 2.02(a)(i)
Unit Ownership Consideration	Section 2.02(a)(i)(2)
Voting Company Debt	Section 3.02(a)
Voting Parent Debt	Section 4.02(a)

9.04 Interpretation; Exhibits and Disclosure Letters. The table of contents and headings contained in this Agreement or in any Exhibit hereto, the Company Disclosure Letter or the Parent Disclosure Letter are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit, the Company Disclosure Letter or the Parent Disclosure Letter, but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to a Section or Article of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” has the inclusive meaning frequently identified with the phrase “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any item disclosed in any Section of the Company Disclosure Letter or the Parent Disclosure Letter whose relevance or applicability to any representation or warranty made elsewhere in this Agreement is reasonably apparent from the text of the disclosure made shall be deemed to be disclosed with respect to such Sections of such Company Disclosure Letter or Parent Disclosure Letter, as applicable, relating to such representation or warranty, notwithstanding the omission of a reference or cross-reference thereto. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company SEC Documents or the Filed Parent SEC Documents are made without giving effect to any amendment to any such Filed Company SEC Document or Filed Parent SEC Document that is filed on or after the date hereof and exclude any disclosures set forth in any risk factor section, sections relating to forward looking statements and any other disclosures included in such Filed Company SEC Documents or Filed Parent SEC Documents that constitute predictive, cautionary or forward-looking statements.

9.05 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

9.06 Counterparts. This Agreement may be executed (including by facsimile or email of a .pdf attachment) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. The parties hereto may deliver this Agreement and the other Transaction Documents by facsimile or email of a .pdf attachment, and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

9.07 Entire Agreement; No Third Party Beneficiaries. This Agreement, taken together with the Exhibits hereto, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and (b) except for (i) Section 6.05, (ii) only with respect to holders of record of the Company Common Stock immediately prior to the Effective Time, and only after the Effective Time, for the provisions set forth in Article II, (iii) only with respect to holders of Company Restricted Stock immediately prior to the Effective Time, and only at and after the

Effective Time, for the provisions set forth in Section 2.05, and (iv) only with respect to holders of record of the Company OP Units immediately prior to the Partnership Merger Effective Time, and only after the Partnership Merger Effective Time, for the provisions set forth in Article II, are not intended to confer upon any Person other than the parties hereto any rights or remedies, whether as third-party beneficiaries or otherwise; provided, however, that the Company shall be entitled to pursue damages on behalf of its stockholders as provided in Section 9.13(b). Notwithstanding the immediately preceding sentence, following the Effective Time, the Financing Sources are express third party beneficiaries of, and may enforce, the provisions of Sections 8.04, 8.07, 9.08, 9.09, 9.10, 9.11 and 9.13(d) and this Section 9.07.

9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland; provided, however, that the (i) Partnership Merger and the Company Merger shall be governed by the Laws of the State of Delaware and (ii) all disputes or controversies arising out of or relating to this Agreement or the Transactions (whether in law, contract, tort, equity or otherwise), in each case, to the extent relating to the Commitment Letter or the Financing Sources shall be governed by, and construed in accordance with, the Laws of the State of New York.

9.09 Jurisdiction; Venue. All proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City (Maryland), or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court located in the State of Maryland (the “Maryland Court”). Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program. Each of the Parties hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the Maryland Court for the purpose of any proceeding brought by any party arising out of or relating to this Agreement, (b) agrees not to commence any such action or proceeding except in the Maryland Court, (c) irrevocably submits itself to the personal jurisdiction of the Maryland Court in any proceeding arising out of or relating to this Agreement, (d) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (e) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in the Maryland Court, and (f) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Maryland Court. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law. Notwithstanding the foregoing, with respect to any disputes or controversies arising out of or relating to this Agreement or the Transactions (whether in law, contract, tort, equity or otherwise), in each case, to the extent relating to the Commitment Letter or the Financing Sources, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or, if such Federal courts do not have subject matter jurisdiction, of any New York state court in the case of any such dispute or controversy, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any such matter in any court other than any Federal court sitting in the State of New York or any New York state court, and (d) waives any right to trial by jury with respect to any action related to or arising out of any such matter.

9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Notwithstanding the foregoing, Parent shall be permitted, without the consent of any other party hereto, to make a collateral assignment to any of any Lender or other Financing Source in connection with obtaining the Necessary Financing (or any Alternate Financing); provided, that no such assignment shall (i) relieve Parent of its obligations under this Agreement, or (ii) enlarge, alter or change any obligation of any other party hereto. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.12 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties hereto by a Person duly authorized by such party to do so.

9.13 Enforcement.

(a) The parties hereto agree that irreparable damage for which monetary and other legal damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement

(including failing to take such actions as are required of them hereunder to consummate the Merger and the other Transactions) in accordance with its specified terms or otherwise breach any such provisions; provided, however, that in the event of a termination of this Agreement under circumstances in which the Parent Termination Fee is paid, the Company will not be entitled to seek or obtain a decree or order of specific performance to enforce the observance or performance of, and will not be entitled to seek or obtain an injunction restraining the breach of, or to seek or obtain damages or any other remedy at law or in equity relating to any breach of, any covenant or obligation of any of Parent, Parent OP, OP Merger Sub or IRT LP LLC other than with respect to the payment of the Parent Termination Fee. The parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent any breach or threatened breach of any of the covenants or obligations under this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages or otherwise. The parties hereto agree that such rights of specific enforcement are an integral part of the Transactions and that, without such rights, none of the parties hereto would have entered into this Agreement.

(b) Notwithstanding anything to the contrary contained herein, prior to a valid termination of this Agreement pursuant to Article VIII, (i) the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent any breaches or threatened breaches of this Agreement by Parent or Parent OP and to enforce specifically the terms and provisions hereof, including Parent’s and Parent OP’s obligations to consummate the Merger and the other Transactions, and (ii) Parent shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent any breaches or threatened breaches of this Agreement by the Company or Company OP and to enforce specifically the terms and provisions hereof, including the Company’s and Company OP’s obligations to consummate the Merger and the other Transactions. Neither the commencement of any Legal Proceeding pursuant to this Section 9.13 nor anything else in this Section 9.13 shall restrict or limit the Company’s or Parent’s right to terminate this Agreement in accordance with the terms of Article VIII or (before or after any termination) to pursue any other remedies under this Agreement, and nothing in this Section 9.13 or elsewhere in this Agreement shall require the Company or Parent to institute any proceedings for specific performance prior to or as a condition to exercising any other right or remedy hereunder. Without limiting the generality of the foregoing, any and all remedies herein conferred upon the Company or Parent are cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon the Company or Parent, and the exercise by the Company or Parent of any one remedy will not preclude the exercise of any other remedy.

(c) Each party hereto further agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Nothing contained in this Agreement shall require or otherwise obligate Parent or any of its Affiliates to enforce specifically the terms and provisions of the Commitment Letter.

IN WITNESS WHEREOF, Parent, Parent OP, OP Merger Sub, IRT LP LLC, the Company and Company OP have duly executed this Agreement as of the date first written above.

INDEPENDENCE REALTY TRUST, INC.

by:	/s/ James J. Sebra
	Name:	James J. Sebra
	Title:	Chief Financial Officer

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

By: INDEPENDENCE REALTY TRUST, INC., its General Partner

by:	/s/ James J. Sebra
	Name:	James J. Sebra
	Title:	Chief Financial Officer

ADVENTURE MERGER SUB LLC

By: INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, its Sole Member

By: INDEPENDENCE REALTY TRUST, INC., its General Partner

by:	/s/ James J. Sebra
	Name:	James J. Sebra
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

IRT LIMITED PARTNER, LLC

By: INDEPENDENCE REALTY TRUST, INC., its Sole Member

by:	/s/ James J. Sebra
	Name:	James J. Sebra
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

TRADE STREET RESIDENTIAL, INC.

by:	/s/ Richard Ross
	Name:	Richard Ross
	Title:	Chief Executive Officer

TRADE STREET OPERATING PARTNERSHIP, LP.

By: TRADE STREET OP GP, LLC, its General Partner

By: TRADE STREET RESIDENTIAL, INC., its Sole Member

by:	/s/ Richard Ross
	Name:	Richard Ross
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

May 11, 2015

Independence Realty Trust, Inc.

Cira Centre

2929 Arch St., 17th Floor

Philadelphia, PA 19104

Dear Sirs:

The undersigned, a holder of common stock of Trade Street Residential, Inc., a Maryland corporation (the “Company”), acknowledges that in connection with the merger (the “Merger”) of the Company with Independence Realty Trust, Inc. (the “IRT”), the undersigned will receive, as part of the consideration for the undersigned’s shares of common stock, par value $0.01 per share, of the Company, (the “IRT Stock”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with IRT that, during the period beginning on the date of the closing of the Merger (the “Merger Closing Date”), and ending on the Release Date (as defined below) (such period shall be the “Lock-Up Period”), the undersigned will not, without the prior written consent of the IRT, on any single day during the Lock-Up Period, (i) directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of shares of the IRT Stock or any securities convertible into or exercisable or exchangeable for IRT Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), in excess of the Daily Limit (as defined below), (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities in excess of the Daily Limit, whether any such swap or transaction is to be settled by delivery of IRT Stock or other securities, in cash or otherwise, or (iii) publicly announce any intention to do any of the foregoing.

The “Release Date” shall mean the date that is 180 days after the Merger Closing Date, provided, however, that if IRT closes an underwritten public offering of IRT Stock (a “Public Offering”) during the period beginning on the date of this letter agreement and ending on the date that is 90 days after the Merger Closing Date, the Release Date shall be the date that is 90 days after the closing date of such Public Offering. The “Daily Limit” shall mean, for any particular date, 25% of the average daily trading volume of IRT Stock (excepting any volume resulting from the closing of a Public Offering) during the four weeks prior to the date on which the Daily Limit is being calculated.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities in excess of the Daily Limit without the prior written consent of IRT (i) as a distribution to limited partners, general partners, members or stockholders of the undersigned, (ii) pursuant to any “block trade” or “block sale,” including as such term is as defined in Rule 10b-18 under the Securities Exchange Act of 1934, as amended, through an intermediary or otherwise; provided that such sales are not in excess of the Daily Limit during the Lock-Up Period, (iii) establishing a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares of IRT Stock, provided that such plan does not provide for the transfer of common shares of IRT Stock in excess of the Daily Limit during the Lock-Up Period, (iv) to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned, (v) pursuant to a will, other testamentary document or applicable laws of descent, or (vi) in response to a bona fide third party take-over bid made to all holders of common shares of IRT Stock or any other acquisition transaction whereby all or substantially all of the common shares of IRT Stock are acquired by a bona fide third party, which transaction was approved by the board of directors of IRT; provided that in the case of any transfer or distribution pursuant to clauses (i), (iii), (iv) and (v), (1) IRT receive a signed agreement with terms similar to this letter agreement for the balance of the Lock-Up Period from each distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission, and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers; provided further that in the case clause (vi), if such take-over bid or other acquisition transaction is unsuccessful, such common shares of IRT Stock may not be transferred until after the expiration of the Lock-Up Period.

The undersigned also agrees and consents to the entry of stop transfer instructions with the IRT’s transfer agent and registrar against the transfer of the Lock-Up Securities in violation of this letter agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement and that this letter agreement has been duly authorized, executed and delivered by the undersigned and is a valid and binding agreement of the undersigned.

IRT hereby represents and warrants and covenants and agrees that any agreement entered into by IRT with any person with respect to restrictions similar to those set forth in this Agreement in connection with the Merger will be in form and substance identical to this Agreement.

Notwithstanding anything herein to the contrary if the agreement pursuant to which the Merger shall be conducted (the “Merger Agreement”) shall terminate or be terminated prior to the Merger closing, then the undersigned shall be released from all obligations under this letter agreement upon the date of such termination of the Merger Agreement.

This letter agreement shall be governed by the laws of the State of New York.

Very truly yours,

By:
Name:
Title:

Agreed to and Acknowledged:

INDEPENDENCE REALTY TRUST, INC.

By:
Name: James J. Sebra
Title: Chief Financial Officer

[Signature Page to Lock Up]